EXHIBIT 10.2



                         CONTRACT OF WORK



                             BETWEEN



           THE GOVERNMENT OF THE REPUBLIC OF INDONESIA



                               AND



               PT IRJA EASTERN MINERALS CORPORATION





                             CONTENTS

ARTICLE                                                    Page


     INTRODUCTION                                            1
 1.  DEFINITIONS                                             4
 2.  APPOINTMENT AND RESPONSIBILITY OF THE COMPANY           9
 3.  MODUS OPERANDI                                         11
 4.  CONTRACT AREA                                          13
 5.  GENERAL SURVEY PERIOD                                  16
 6.  EXPLORATION PERIOD                                     18
 7.  REPORTS AND SECURITY DEPOSIT                           21
 8.  FEASIBILITY STUDIES PERIOD                             26
 9.  CONSTRUCTION PERIOD                                    30
10.  OPERATING PERIOD                                       32
11.  MARKETING                                              39
12.  IMPORT AND RE-EXPORT FACILITIES                        43
13.  TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY   46
14.  RECORDS, INSPECTION AND WORK PROGRAM                   57
15.  CURRENCY EXCHANGE                                      60
16.  SPECIAL RIGHTS OF THE GOVERNMENT                       63
17.  EMPLOYMENT AND TRAINING OF INDONESIAN NATIONALS        64
18.  ENABLING PROVISIONS                                    67
19.  FORCE MAJEURE                                          72
20.  DEFAULT                                                74
21.  SETTLEMENT OF DISPUTES                                 76
22.  TERMINATION                                            78
23.  COOPERATION OF THE PARTIES                             83
24.  PROMOTION OF NATIONAL INTEREST                         86
25.  REGIONAL COOPERATION IN REGARD TO
     ADDITIONAL INFRASTRUCTURE                              88
26.  ENVIRONMENTAL MANAGEMENT AND PROTECTION                92
27.  LOCAL BUSINESS DEVELOPMENT                             94
28.  MISCELLANEOUS PROVISIONS                               99
29.  ASSIGNMENT                                            102
30.  FINANCING                                             103
31.  TERM                                                  104
32.  GOVERNING LAW                                         105


ANNEX "A" -    CONTRACT AREA                                106

ANNEX "B" -    MAP OF CONTRACT AREA                         108


ANNEX "C" -    LIST OF OUTSTANDING MINING AUTHORIZATIONS
                    AND NATURE RESERVES                     109

ANNEX "D" -    DEADRENT FOR VARIOUS STAGES OF ACTIVITIES    110


ANNEX "E" -    FEASIBILITY STUDY REPORT                     111


ANNEX "F" -    ROYALTY TARIFF                               113


ANNEX "G" -    IMPLEMENTATION OF ROYALTY TARIFF             118


ANNEX "H"-     RULES FOR COMPUTATION OF INCOME TAX          120



                                CONTRACT OF WORK

          This  Agreement,   made   and   entered into  in Jakarta,  in the
          Republic of Indonesia,  on the    15th    day of     August
          1994 by and between the Government of the Republic of Indonesia, represented herein by the Minister of Mines and Energy of the Government of the Republic of Indonesia (hereinafter called the "Government") and PT. IRJA EASTERN MINERALS CORPORATION (a judicial body incorporated in
          Indonesia   by Notarial Deed  Numbered  14    dated  August 1st
          1994, Decree of Minister of Justice Numbered C2.12.165.HT.01.01.TH.04 dated 1994) (hereinafter called the "Company"), all of the shares of which at the time of its incorporation are owned by:

          1.   With respect to 80% (eighty) percent of the shares:
               EASTERN  MINING COMPANY,  INC.,   a company  incorporated by
               virtue of the law of the State of Delaware, United States of America, whose address in the United States of America is at 1615 Poydras Street, New Orleans, LA 70012, with mailing address  in Indonesia  is at  Plaza 89,  5th Floor,
               Jl.  H.R.   Rasuna  Said Kav.   X-7   No.  6,  Jakarta 12940
               (hereinafter called "Eastern");

          2.   With respect to 10% (ten percent) of the shares:
               PT.  INDOCOPPER  INVESTAMA  CORPORATION,  a   judicial  body
               incorporated in Indonesia by Notarial Deed Numbered: 89 dated December 23, 1991, made before Muhani Salim, Notary in Jakarta, which the latest amendment made before S.P. Henry Shidki, Notary in Jakarta, under No. 113 dated
               November 12, 1992, approved by Decree of Minister of Justice No. C2- 9468.HT.01.04.TH.92 dated November 19, 1992 whose address is at Wisma Bakrie, 6th Floor, Jl. HR Rasuna Said Kav. B-1, Jakarta 12920 (hereinafter called "Indocopper");

          3.   With respect to 10% (ten) percent of the shares:
               PT. SEDTCO GANESHA, a judicial body incorporated in Indonesia by Notarial Deed Numbered 56 dated March 21, 1984 made before Anna Sunarhadi, Notary in Jakarta, which the latest amendment made before R.N. Sinulingga, Notary in Jakarta, under No. 483, dated October 1991, approved by Decree of Minister of Justice No. C2-6723.HT.01.01.Th. 91 dated November 16, 1991 whose address is at Lippo Plaza, 3rd Floor, Jl. Jend. Sudirman Kav. 25, Jakarta 12920 (hereinafter called "Setdco").

                                  WITNESSETH THAT:

          A. All Mineral resources contained in the territories of the Republic of Indonesia, including the offshore areas, are the national wealth of the Indonesian Nation.

          B. The Government desires to encourage and promote the exploration and development of the Mineral resources of Indonesia. The Government is also desirous of facilitating the development of ore deposits if commercial quantities are found to exist and the operation of Mining enterprises in connection therewith.


          C.   The   Government,    through   the   operation   of   Mining
               enterprises, is desirous of creating growth centers for regional development, creating more employment opportunities, encouraging and developing local business and ensuring that skills, know-how and technology are transferred to Indonesian nationals, acquiring basic data regarding and related to the country's Mineral resources and preserving and rehabilitating the natural Environment for further development of Indonesia.

          D. The Company as an indirect Subsidiary of Freeport-McMoRan Inc., a Delaware corporation, and a Subsidiary of Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, has and has access to the information, knowledge, experience and proven technical and financial capability and other resources to undertake a program of General Survey, Exploration, Feasibility Study, Development, Construction, Mining, Processing and Marketing with respect to the Contract Area, and is ready and willing to proceed thereto under the terms and subject to the conditions set forth in this Agreement.

          E. The Government and the Company recognize that the Contract Area (as hereinafter defined) is located in an extremely remote area with a difficult environment and that, accordingly, the Company may be required to develop special facilities and to carry out special functions for the fulfillment of this Agreement.

          F. The Government and the Company are willing to cooperate in developing the Mineral resources hereinafter described on the basic provisions hereof and of the laws and regulations of the Republic of Indonesia, specifically Law No. 11 of 1967 on the Basic Provisions of Mining (Undang-Undang Pokok Pertambangan) and Law No. 1 of 1967 on Foreign Capital Investment (Undang-Undang Penanaman Modal Asing) and its amendment Law No. 11 of 1970 and the relevant laws and regulations pertaining thereto.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set out to be performed and kept by the Parties hereto, and intending to be legally bound hereby, it is stipulated and agreed between the Parties hereto as follows:

                                     ARTICLE 1

                                    DEFINITIONS



              The terms set forth below shall have the meanings therein set forth, respectively, wherever the same shall appear in this Agreement and whether or not the same shall be capitalized.

          1.   "Affiliate"  of any  Person means  any  other Person  that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, such Person. "Control" (including the terms "controlled by" and "under common control with" and "controls") means the possession, directly or indirectly, of the ability to direct the management and policies of a Person. Without limiting the generality of the above, such ability is presumed to exist in a Person if it holds, directly or indirectly, 25% or more of the outstanding voting shares of another Person.

          2. "Associated Minerals" with respect to a particular Mineral means Minerals which geologically occur together with, are inseparable by Mining from and must necessarily be Mined and Processed together with such Mineral.

          3. "Beneficial Use" means a use of the Environment or any element or segment of the Environment that is conducive to public benefit, welfare, safety or health and which requires protection from the effects of waste discharges, emissions and deposits.

          4. "Contract Area" means that area described in Annex "A", Annex "B", and Article 4.1 of this Agreement.

          5. "Contract Properties" with respect to any Mining Area, means, for the purposes of Article 22, the property of the Company in Indonesia which is located in such Mining Area or any Project Area related to such Mining Area.

          6. "Covered Employee" means any person, including an Expatriate Individual, who is employed or engaged by the Company or one of its Subsidiaries or Affiliates or subcontractors.

          7. "Department", unless the context otherwise indicates, means that Government agency charged from time to time with the administration of the Indonesian Mining laws and regulations.

          8. "Enterprise" means all activities of the Company provided for in this Agreement or contemplated by this Agreement, including the General Survey, Exploration, evaluation, development, construction, Mining, operating, Processing, selling and all other activities by the Company for the purposes of or in connection with this Agreement.

          9. "Environment" means physical and chemical factors of the surroundings of human beings, including land, water, atmosphere, climate, sound, odors, tastes and biological factors of animals and plants and the social factors of aesthetics.


          10.  "Expatriate    Individuals"    or   "Expatriates"    means
               individuals who are non-Indonesian nationals.

          11. "Exploration" means the search for Minerals using geological, geophysical and geochemical methods, including the use of boreholes, test pits, trenches, surface or underground headings, drifts or tunnels in order to locate the presence of economic Mineral deposits and to find out their nature, shape and grade, and "Explore" has a corresponding meaning.

          12. "Exploration Areas" means the portions of the Contract Area which are selected for Exploration as a result of the General Survey of the Contract Area by the Company during the General Survey Period provided for in paragraph 2 of Article 3, or the entire retained area after the completion of the General Survey Period and any extension thereto.

          13.  "Foreign Currency" means any currency other than Rupiah.

          14. "General Survey" means an investigation or a preliminary Exploration carried out along certain broad features of an area for surface indications of mineralization.

          15. "Government" means the Government of the Republic of Indonesia, its Ministers, Ministries, Departments, Agencies and Instrumentalities, and all Regional, Provincial or District Authorities.

          16. "Indonesian Participant" means an Indonesian citizen, an Indonesian legal entity controlled by Indonesian citizens or such other Indonesian legal entity as qualifies as an Indonesian participant under applicable regulations, or the Government of the Republic of Indonesia.

          17. "Minerals" means all natural deposits and natural accumulations containing chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements.

          18.  "Mining"  means recovery activities  aimed at the economic
               exploitation  of  one  or  more  identified   deposits  of
               Minerals, and "Mine" has a corresponding meaning.

          19. "Mining Areas" means all those territories within the Contract Area which have been identified by the Company as containing a potentially economic mineral deposit or deposits which the Company selects for Mining development and designates by latitude and longitude on maps and by description upon or before the expiration of the Feasibility Studies Period with respect to an Exploration Area, as one in which the Company shall propose to commence Mining, subject to paragraph 2 of Article 16, provided that a Mining Area may be expanded by agreement of the Department and the Company if as a result of further Exploration and Mining it becomes apparent that inclusion of adjacent lands would advance the purposes of this Agreement by permitting the Mining of the Minerals identified with respect to such deposits or Associated Minerals.

          20. "Minister", unless the context otherwise indicates, means that person who is acting at any given time as the Minister of the Department of Mines and Energy.

          21. "Person" means any individual, partnership, corporation, wherever organized or incorporated, and all other judicially distinct entities and associations, whether or not incorporated.

          22.  "Pollution" means  any direct  or  indirect alteration  of the physical, thermal, chemical, biological or radioactive properties of any part of the Environment by the discharge, emission or deposit of Wastes so as to affect any Beneficial Use materially and adversely, or to cause a condition which is hazardous or potentially hazardous to public health, safety or welfare, or to animals, birds, wildlife, fish or aquatic life, or to plants, and "Pollute" has a corresponding meaning.

          23.  "Precious   Metal"  means   gold,  silver,   platinum   or
               palladium.

          24. "Processing" means treatment of Mineral ore after it has been Mined to produce a marketable Mineral concentrate or a further refined Mineral Product, and "Process" has a corresponding meaning.

          25. "Products" means all ores, Minerals, concentrates, precipitates and metals, including refined products, obtained as a result of Mining or Processing, after deducting any quantities thereof which are lost, discarded, destroyed or used in research, testing, Mining, Processing or transportation.

          26. "Project Area" means, with respect to any Mining Area, an area outside such Mining Area designated as a Project Area and delineated in a feasibility study report for Mining development by the Company as necessary or desirable for the Processing facilities and other infrastructure facilities related to such Mining development, including any additions to any such area required for Mining development or Processing.

          27. "Rupiah" means the currency that constitutes legal tender in Indonesia.

          28. "SIPP" ( A Preliminary Survey License ) means the license granted by the Department which allows the applicants to the Contract of Work to carry out a Preliminary Survey prior to the formal signing of the Contract of Work. The "SIPP" license is awarded by the Department upon written request by the applicants.

          29. "Subsidiary" of any Person means any corporation controlled by such Person through the direct or indirect ownership of fifty percent or more of the issued shares having power to vote or any partnership or joint venture controlled by such Person.

          30. "Waste" includes any matter whether liquid, solid, gaseous or radioactive, which is discharged, emitted, or deposited in the Environment in such volume, consistency or manner as to cause a material and adverse alteration of the Environment.

                                     ARTICLE 2

                   APPOINTMENT AND RESPONSIBILITY OF THE COMPANY


          1. The Company is hereby appointed the sole contractor for the Government with respect to the Contract Area. In particular, the Company shall be granted the sole rights to Explore for Minerals in the Contract Area, to Mine any deposit of Minerals found in the Mining Area, to Process, store, and transport by any means certain Minerals extracted therefrom, to market, sell or dispose of all the Products of such Mining and Processing, inside and outside Indonesia, and to perform all other operations and activities which may be necessary or convenient in connection therewith, with due observance of the requirements of this Agreement. In consideration for the grant of such rights, the Company shall perform the work and carry out the obligations imposed on it by this Agreement, including, without limitation, the obligation to make expenditures as provided in paragraph 2 of Article 5, in paragraph 5 of Article 6 and in paragraph 5 of Article 7, the obligation to pay taxes and other charges to the Government as provided in Article 12 and 13 and the obligation to adhere to the Mining standards described in
               Article 10 and to the Environmental, safety and health standards described in Article 26.

          2. Notwithstanding paragraph 1 of this Article 2, the Company shall not Mine any radioactive minerals, hydrocarbon compounds, nickel, tin or coal without first obtaining the approval of the Department, and industrial minerals without first obtaining the approval of the Government.

          3. The Company shall have the sole control and management of all of the Company's activities under this Agreement and the Company shall have full responsibility therefor and shall assume all risk with respect thereto in accordance with the terms and conditions of this Agreement. Without in any way detracting from the Company's responsibilities and obligations hereunder, the Company may engage registered subcontractors, whether or not Affiliates of the Company, for the execution of such phases of its operation as the Company deems appropriate, including contracting for construction of facilities and for necessary technical, management and administrative services. In the event that such services are contracted from Affiliates, the charges therefor, to the extent they affect any amounts payable to the Government pursuant to the terms of this Agreement, shall comply with the provisions of Article 13 and of Annex "H" to this Agreement.

          4. The Company shall take all reasonable measures to prevent damage to the rights and property of the Government or third parties. In the event of negligence on the part of the Company or its agents or of any registered subcontractor carrying on operations or activities for the Company under this Agreement, the Company or such registered subcontractor, as the case may be, shall be liable for such negligence in accordance with the laws of Indonesia.

                                      ARTICLE 3

                                   MODUS OPERANDI


          1. The Company is incorporated under the laws of the Republic of Indonesia and domiciled in Indonesia, and shall be subject to the laws and the jurisdiction of courts in Indonesia which normally have jurisdiction over corporations doing business or incorporated therein. The Company shall maintain in Jakarta a principal office for receipt of any notification or other official or legal communication.

          2. The Company contemplates a program for the Enterprise, divided into five periods:
                    i)   the "General Survey Period";
                    ii)  the "Exploration Period";
                    iii) the "Feasibility Studies Period";
                    iv)  the "Construction Period"; and
                    v)   the "Operating Period";,
               as such terms are defined in this Agreement.

               It is understood that different parts of the Contract Area may be treated as separate projects which become subject to different provisions of this Agreement at different times because of the different periods of activities applicable to the individual Exploration and Mining Areas.

          3. The Company may contract for necessary technical, management and administrative services, provided that it shall not be released from any of its obligations hereunder. In the event that such services are contracted from Affiliates, such services shall be obtained only at a charge not more than a non-affiliated party with equivalent qualifications to perform such services would charge for provision of such services to equivalent standards. All such charges should be fair and reasonable and accounted for in accordance with generally accepted accounting principles consistently applied. The Company shall produce on request by the Department evidence verifying all such charges.

          4. The Company undertakes to conduct all activities hereunder in the manner and subject to the conditions of Article 2 of this Agreement and to continue such activities, during the General Survey, Exploration, Feasibility Study and Construction Periods of this Agreement without suspension or interruption of all of the Company's activities, subject to Article 19 and Article 22, during the term of this Agreement, provided that such activities may be interrupted or suspended with the concurrence of the Department. Any such suspension or interruption of all of the Company's activities with the concurrence of the Department shall extend the time periods otherwise applicable with respect to any of the affected Periods specified in this Agreement. If such interruption or suspension of all of the Company's activities continues for more than 365 days and is due to reasons other than force majeure as provided in Article 19 and the Department has not concurred regarding such interruption or suspension, then the Government shall be entitled to declare a default under Article 20. The Company agrees to keep the Department informed of any interruption or suspension. Any such interruption or suspension shall not affect the mutual rights and obligations of the Parties hereto under this Agreement.

                                      ARTICLE 4

                                    CONTRACT AREA



          1. Contract Area is the area defined in Annex "A" to this Agreement as changed by reductions and extensions as the case may be in accordance with this Agreement, excluding therefrom,

                 (i) Mining Authorizations granted by the Department for Category "A" and "B" Minerals (as defined in Annex "C"), and

                (ii) Mining Authorizations granted by the Government for Category "C" Minerals (as defined in Annex "C"),

               (iii)     People Mining's right,

               declared before the date of the letter of approval in principle by the Department of the award of the Contract Area, and as set forth in Annex "C" attached to and hereby made part of this Agreement.

          2. In the event that any areas covered by Mining Authorization which were excluded from the Contract Area by the definition thereof or which on the date of the letter of approval in principle by the Department of the award of the Contract Area had a common boundary with the Contract Area lapse, are cancelled or are relinquished, or by any means the area of such Authorizations becomes vacant, or any such area otherwise becomes available, then the Company shall have, upon application, the right of first refusal to have such area included in the Contract Area, unless the Government to grants People's Mining Rights on such area. Any area so included shall fall into the earliest Period which then applies to any part of the then existing Contract Area.

          3. The Company may, by written application to the Department, relinquish all or any part of the Contract Area at any time and from time to time during the term of this Agreement. Any such application shall be submitted with a relinquishment report stating all technical and geological findings the Company has made with respect to the relinquished areas and the reasons for the relinquishment, supported by field data of activities undertaken in those areas. All basic data with respect to the relinquished areas shall be submitted to the Department and become the property of the Government. The Company through relinquishment (including relinquishment pursuant to this paragraph, paragraph 5 of
               Article 5 and paragraph 2 of Article 6), shall reduce the Contract Area:

                 (i) on or before the end of the General Survey Period, to not more than seventy-five percent (75%) of the original Contract Area;

                (ii) on or before the second anniversary of the end of the General Survey Period, to not more than fifty percent (50%) of the original Contract Area; and

               (iii) on or before the end of the Exploration Period, to not more than twenty-five percent (25%) of the original Contract Area.

               Except as provided in paragraph 5 of this Article 4, the Company shall not be required by the terms of this Agreement to relinquish more than 75% of the original Contract Area. Any such relinquishment shall be without prejudice to any obligation or liability imposed by or incurred under this Agreement prior to the effective date of such relinquishment.

          4. The Company shall conduct work within the Contract Area with the objective of delineating new deposits within the Contract Area for development during the full term of this Contract. The Company's development plans shall include the intended capacity of each mining and processing operation and any further evaluation work required as provided in the Feasibility Study and other Exploration activities.

          5. If the Company has no future plan to conduct Exploration or development activities with respect to an area within the Contract Area, or to use such area in connection with other development activities, or if the Company discovers a deposit of a Mineral as to which it has no current or contingent plans to develop (and such area may be used or such deposit developed by other Persons in a manner which does not interfere with the rights of the Company under this Agreement or the activities of the Company permitted hereby), then, if so required by the Government, the Company shall relinquish such area or deposit, together with all the basic geological, exploration, metallurgical and other data related thereto.

                                      ARTICLE 5

                                GENERAL SURVEY PERIOD


          1. The Company shall commence, as soon as possible and not later than six months after the signing of this Agreement, a General Survey of the Contract Area to determine in what parts of the Contract Area deposits of Minerals are most likely to occur. The "General Survey Period" shall end on that date which shall be 12 (twelve) months after such commencement. The Department, upon request by the Company, will grant an extension of 12 (twelve) months for the General Survey Period for the purpose of completing the activities to be carried out by it during such Period.

          2. By the end of the General Survey Period, including the SIPP Period, the Company shall have spent, with respect to the
               Contract Area, not less than two million United States Dollars (US$ 2,000,000.00) on field expenditure. Such expenditures may include general organizational overhead and administrative expenses directly connected with field activities under this Agreement.

          3. If at the expiration of eighteen months from the date of the signing of this Agreement or any time there after, it appears to the Department that the Company has seriously neglected its obligations with respect to minimum expenditures as provided in paragraph 2 of this Article, the Department may require the Company to deliver to the Department a guarantee to a sum which shall not exceed the total outstanding expenditure obligations remaining unfulfilled. Such guarantee in the form of a bond or a Banker's Guarantee may at the end of the three year period commencing on the date of the signing of this Agreement be forfeited to the Government to the extent that the Company shall have failed to fulfill such expenditure obligations. Except to the extent of any such forfeiture, such guarantee shall be released at the end of such three year period.

          4. In connection with the Company's obligations under this Article, the Company shall submit to the Department, within two months after the end of the General Survey Period, a report setting forth the items and amounts of expenditure
               during  such  Period.   The  Company  shall  be prepared  to
               support such report with reasonable documentation of expenditures should the Department so request.

          5. The Company may at any time discontinue the General Survey with respect to any part or parts of the Contract Area on the grounds that the continuation of such General Survey is no longer commercially feasible or practical and shall apply in writing to the Department in accordance with paragraph 3 of Article 4 for the relinquishment of such part or parts of the Contract Area. The Contract Area shall thereby be reduced to the area which remains after such relinquishment.

          6. If, at any time or times during the General Survey Period, after the Company has discovered deposits of Minerals in any part or parts of the Contract Area and has decided to proceed into the Exploration Period with respect to one or more of such deposits, it shall submit a written notice and explanation to such effect to the Department and shall establish one or more Exploration Areas with respect to such deposit or deposits and begin the Exploration thereof without affecting its rights and obligations under this Agreement in respect of other portions of the Contract Area.

                                      ARTICLE 6

                                 EXPLORATION PERIOD


          1. Upon completion of the General Survey, the Company shall commence the "Exploration Period". During the Exploration Period, the Company shall carry out an Exploration program. The Exploration program shall include, without limitation, such detailed geology, geophysics and geochemistry and such sampling, pitting, and drilling activities as the Company considers appropriate.

          2. The Company may at any time discontinue Exploration in any Exploration Area on the grounds that the continuation of such Exploration is no longer commercially feasible or practical and shall apply in writing to the Department in accordance with paragraph 3 of Article 4 for the relinquishment of such Exploration Area from the Contract Area. The Contract Area shall thereby be reduced to the area which remains after such relinquishment.

          3. If at any time prior to the end of the Exploration Period the Company discovers one or more deposits of Minerals of apparent commercial grade and quantity in any Exploration Area and decides to proceed with further evaluation thereof, it shall submit a written notice to such effect to the Department and enter into the Feasibility Studies Period with respect to such Exploration Area without affecting its rights and obligations under this Agreement in respect of the balance of the Contract Area. Accordingly, the Exploration Period:

                 (i) shall commence immediately following the end of the General Survey Period; and

                 (ii) shall end 36 (thirty-six) months thereafter; provided that, with respect to any Exploration Area, it shall end at such earlier date as the Feasibility Studies Period shall have begun with respect to such Exploration Area; and

                (iii) The Department upon request by the Company, will twice grant an extension of 12 (twelve) months each for the Exploration Period, subject to the Company's performing its obligations satisfactorily in accordance with this Agreement.

          4. Prior to the end of the Exploration Period, the Company shall give notice to the Department stating whether or not the Company desires to proceed into the Feasibility Study Period with respect to any Exploration Area. Should the Company give notice to the Department that it does not wish to proceed into the Feasibility Studies Period with respect to any Exploration Area, such notice shall constitute an application in writing to the Department in accordance with paragraph 3 of Article 4 for the relinquishment of such Exploration Area from the Contract Area. In such a case, the Company shall turn over to the Department:

                 (i) maps indicating all places in such Exploration Area in which the Company shall have drilled holes or sunk pits,

                 (ii) copies of logs of such drill holes and pits and of assay results with respect to any analyzed samples recovered therefrom, and

                (iii)    copies  of   any  geological  or  geophysical  and
                         geochemical maps of the Exploration Area which shall have been prepared by the Company.

               Any such relinquishment shall be without prejudice to any obligation or liability imposed by or incurred under this Agreement prior to the effective date of such relinquishment.

          5. During the Exploration Period, the Company shall spend not less than six million United States Dollars (US$ 6,000,000.00) on further Exploration activities with respect to the Contract Area. Any expenditure incurred by the Company during the General Survey Period (including the SIPP Period) which is greater than the minimum amount required pursuant to paragraph 2 of Article 5 shall be credited against and reduce the minimum amount which the Company is required to spend during the Exploration Period. Such expenses may include general organizational overhead and administrative expenses directly connected with field activities under this Agreement. If at the expiration of 24 (twenty-four) months from the date of the commencement of the Exploration Period or any time thereafter, it appears to the Department that the Company has seriously neglected its obligation with respect to minimum expenditures as provided in this paragraph, the Department may require the Company to deliver to the Department a guarantee in the form of a bond or a banker's guarantee to a sum which shall not exceed the total outstanding expenditure obligations remaining unfulfilled. Such guarantee may, at the end of the Exploration Period, be forfeited to the Government to the extent that the Company shall have failed to fulfill such expenditure obligations. Except to the extent of any such forfeiture, such guarantee shall be released at the end of the Exploration Period.

                                      ARTICLE 7

                            REPORTS AND SECURITY DEPOSIT



          1. The Company shall keep the Government informed through the Department by submitting quarterly progress reports on the Enterprise and other related activities subject to this Agreement. The quarterly progress reports shall include comprehensive data on General Survey, Exploration,
               Employment and Expenditures. These progress reports shall be submitted within 30 (thirty) days after the end of each calendar quarter plus any part of a calendar quarter that remains following the date of signing of this Agreement, and be in such form as the Department may from time to time prescribe. These quarterly progress reports relating to Exploration activities shall include:

                  (i) the results of geological and geophysical investigation and proving of deposits of Minerals in the Contract Area and the sampling of such deposits;

                 (ii)    the results of any  general reconnaissance of  the
                         various   sites   of   proposed   operations   and
                         activities under this Agreement;

                (iii) information concerning the selection of routes from any Mining Area to a suitable harbor for the export of Product;

                 (iv) information concerning the planning of suitable permanent settlements, including information on suitable water supplies for permanent settlements and other facilities;

                  (v)    such  other  plans  and  information  as   to  the
                         progress of the Company's activities in the Contract Area as the Department may from time to time require;

                 (vi)    statements  of  expenditures  during  the  General
                         Survey,  Exploration,  Feasibility   Studies,  and
                         Construction Periods; and

                 (vii)   lists of employment and training conducted.

          2. Within one year after the beginning of the Feasibility Studies Period with respect to any Exploration Area, the Company will also file with the Department a summary of its geological and metallurgical investigations and all geological, geophysical, topographic and hydrographic data obtained from the General Survey and Exploration and a sample representative of each principal type of Mineralization encountered in its investigations of such Exploration Area.

          3. No later than the eighth anniversary of the date of the signing of this Agreement, the Company shall submit to Department a general geological map of the whole Contract Area (as then constituted) on the scale of 1:250,000 with attendant reports based on the Company's geological observations; such geological map need only contain the observations of rock types and their distribution and structure which have been made by the Company during the General Survey and Exploration Periods.

          4. On or before the delivery of the geological map referred to in paragraph 3 of this Article, the Company shall also submit to the Department :

                  (i) maps indicating all places in the Contract Area in which the Company shall have drilled holes or sunk pits,

                 (ii) copies of logs of such drill holes and pits and of assay results with respect to any analyzed samples recovered therefrom ,

                (iii)    copies  of any  geophysical maps  of  the Contract
                         Area  which   shall  have  been  prepared  by  the
                         Company, and

                 (iv) all other information directly relevant to the Company's Exploration activities under this Agreement which the Department may reasonably request and which is, or with the exercise of reasonable efforts by the Company would be, within the Company's control in order to appraise the Company's investigation activities under this Agreement.

          5. The Company shall within 30 (thirty) days after the date of signing of this Agreement establish for the benefit of the Government in a bank in Indonesia approved by the Department an interest-bearing escrow account in the amount of three hundred thousand United States Dollars (US $ 300,000.00) less any amount already deposited on the granting of SIPP, plus a Banker's Guarantee in the amount of seven hundred thousand United States Dollars (US $ 700,000.00), is hereinafter called the "Security Deposit". The Security Deposit shall be released by the Government as to 50% (fifty percent) thereof after:

                  (i)    the expiration of the General Survey Period;

                 (ii) the submission as specified in paragraph 1 of this Article of four consecutive quarterly progress reports to the Department or where the General Survey Period is completed in less than one year, quarterly reports covering such lesser period, provided that where the General Survey Period has been agreed to have commenced prior to the date of signing of this Agreement, report(s) covering this earlier period shall count towards satisfaction of this obligation ; and

                (iii)    either:

                         (a) satisfactory performance (according to the Minister's judgment) for such General Survey Period, or

                         (b)  the  expenditure  by  the  Company  in   such
                              General Survey Period of five hundred thousand United States Dollars (US$ 500,000.00) on the Contract Area.

               The remaining fifty percent (50%) of this Security Deposit will be released by the Government when the geological map referred to in paragraph 3 of this Article has been submitted to and approved by the Department which approval the Department shall not unreasonably withhold or delay. In the event that the Company does not satisfy the above mentioned requirement within eight (8) years after the date of signing of this Agreement, the balance of the said Security Deposit shall automatically be forwarded to the Government Treasury and the Company shall have no further claim thereon. Interest on the Security Deposit shall accrue for the benefit of the Company.

          6. Except as otherwise provided in this paragraph 6, the Government has title to all data and reports submitted by the Company to the Department or the Government pursuant to the provisions of this Agreement. Such data and reports will be treated as strictly confidential by the Government to the extent that the Company shall so request; provided, however, that data belonging to the public domain (because of having been published in generally accessible literature or of its mainly scientific rather than commercial value, such as geological and geophysical data) and data which has been published pursuant to laws and regulations of Indonesia or of a foreign country in which a shareholder may be domiciled (such as the yearly report of public bodies or companies) shall not be subject to the foregoing restrictions; provided further that the term "data" as used in this paragraph shall include (without limitation) any and all documents, maps, plans, worksheets and other technical data and information, as well as data and information concerning financial and commercial matters.

               In respect of data relating solely to the areas relinquished by the Company from the Contract Area pursuant to Article 4, the foregoing restrictions shall cease to apply as from the date of relinquishment of such areas. In addition, where this Agreement has been terminated pursuant to Article 20 or Article 22, the foregoing restrictions shall cease to apply.

               Notwithstanding the foregoing, exclusive know-how of the Company, its registered subcontractors or Affiliates contained in data or reports submitted by the Company to the Department or the Government pursuant to the provisions of this Agreement and which shall have been identified as such by the Company, shall only be used by the Government in relation to the administration of this Agreement and shall not be disclosed by the Government to third parties without the prior written consent of the Company. Such exclusive know-how, as long as it remains exclusive know-how of the Company, its registered subcontractors or Affiliates as the case may be, remains the sole property of the Company, its registered subcontractors or Affiliates as the case may be. The provisions of this paragraph shall survive the termination of this Agreement in accordance with laws and regulations from time to time in effect relating to intellectual property. If any such exclusive know-how is not patentable in accordance with such laws, the Company may request the Government not to disclose such know-how for a period of not less than 3 (three) years after termination of this Agreement.

                                      ARTICLE 8

                             FEASIBILITY  STUDIES PERIOD


          1. The Feasibility Studies Period with respect to any Exploration Area shall commence on the date the Company submits a written request to the Department as provided in paragraph 3 of Article 6 with respect to such Exploration Area and shall end upon the commencement of the Construction Period with respect to such Exploration Area as hereinafter provided.

          2. As soon as the Feasibility Studies Period has begun with respect to any Exploration Area, the Company shall commence studies to determine the feasibility of commercially developing the deposit or the deposits of minerals within such Exploration Area. The Company will be allowed a period of 12 (twelve) months to complete such studies and to select and delineate and determine the size of 1 (one) or more Mining Areas. Each such Mining Area shall include at least 1 (one) deposit with respect to which the Company plans to commence construction and Mining operations. The Government may for one of the reasons specified in paragraph 2 of Article 16, object to the area proposed as a Mining Area within three (3) months of the Company's designation of such Mining Area. The Government and the Company agree to consult in good faith in an attempt to overcome any such objections. If after a period of three
               (3) months from the date of notification of such objection by the Government, there has been no resolution of the matter, then either party may proceed to resolve the matter in accordance with Article 21 paragraph 1. In the event that the objection by the Government to any area designed by the Company as a Mining Area is upheld, and thereafter during the term of this Agreement it is determined that Mining is permissible within such area, the Company shall have the right to carry on such Mining in preference to any other Person.

               After the completion of such Feasibility Studies with respect to a proposed Mining Area, the Company shall submit a Feasibility Study Report in the form set out in Annex "E", which shall contain calculations and reasons for the technical and economical feasibility of conducting Mining operations within such proposed Mining Area supported by data, as specified in Annex "E", calculations, drawings, maps and other relevant information leading toward the decision whether or not to proceed with such Mining operations. The Feasibility Study Report with respect to any proposed Mining Area shall include the then intended capacity of each proposed Mining and Processing operation within such Mining Area and any further evaluation work or further Exploration then deemed to be required.

               If the Company considers that the data required and other necessary matters are not sufficiently available to come to a final decision within the initial Feasibility Studies Period with respect to any Exploration Area or if the Department raises objections to any proposed Mining Area as set out above, the Company may seek the approval of the Department to the extension for twelve months of such Feasibility Studies Period, provided that such request for extension of the Feasibility Studies Period is submitted to the Department no later than the eighth anniversary of the date of the signing of this Agreement.

          3. At any time during the Feasibility Studies Period with respect to any proposed Mining Area, the Company may submit a written application to the Department that it desires to proceed with the construction of a Mine within such proposed Mining Area and facilities to be used by the Company in its operation.

               Upon approval of that application, the Company shall commence and, with reasonable diligence, execute to completion the design of the Mine and related facilities and, subject to completion of the design of the Mine and related facilities, shall submit supply the same for the approval of the Department together with an estimate of the cost of such Mine and related facilities and a time schedule for the construction thereof which time schedule shall, to the extent economically and practically feasible, provide for completing the construction of such Mine and related facilities within thirty-six (36) months after the approval of the designs and time schedule for construction of such Mine and related facilities. Within three (3) months after submission of the design and time schedule, the Department shall notify the Company of its approval (which will not be unreasonably withheld) or disapproval thereof, for one of the reasons specified in paragraph 2 of Article 16. In the event of disapproval, the Company shall be notified by the Department of the cause for disapproval and the Department and the Company shall consult in a good faith to attempt to remove the cause for such disapproval. If, after a period of three (3) months from the notification of such disapproval, there has been no resolution of the matter then either party may proceed to resolve the matter in accordance with Article 21 paragraph 1.

          4. The Feasibility Study Report as described in Annex "E" with respect to a proposed Mining Area shall include
               Environmental impact studies into the effects of the operation of the Enterprise on the Environment and shall be prepared in accordance with the terms of reference set out in Article 26. Such studies shall be carried out in consultation with appropriately qualified independent consultants retained by the Company and approved by the Government, which approval will not be unreasonably withheld.

          5. The Company shall collaborate with and keep the Department informed by regular reports as to the progress and results of and costs incurred in respect of the investigations and studies and shall as and when the Department may reasonably require furnish the Department with the investigations and studies referred to in paragraph 4 above and with copies of all relevant findings made and reports prepared by the Company.

          6.   The   Company   shall,  at   the  completion   of   all  the
               investigations and studies, submit to the Department a final report stating the results of and the costs incurred in respect of the investigations and studies and the Company's analysis of and its conclusions and projections in respect of those results, and such other information relating to the Enterprise or the

               Mining Area which is in the possession of the Company and which the Department may reasonably request.

          7. Subject to the provisions of paragraph 6 of Article 7, all reports and information supplied to the Government under this Article shall be treated as confidential, with the exception of those required for use by the Government for the national interest, provided that (and subject as aforesaid),  if this  Agreement  is terminated  pursuant  to
               Article 22 hereof, the reports and information shall become the property of the Government and may be used by the Government in such manner as it thinks fit.

                                      ARTICLE 9

                                 CONSTRUCTION PERIOD



          1. Following receipt from the Department of approval with respect to the design and time schedule provided for in paragraph 3 Article 8 with respect to any Mining Area, the Company shall, in accordance with such time schedule, commence construction of the Mine and related facilities and use its best efforts, subject to the provisions of
               Article 19, to execute the same to completion in accordance with the time schedule referred to in the said paragraph 3. If such time schedule proves unworkable, the Company may submit to the Department a revised time schedule for the Department's approval.

          2. The facilities to be constructed during the Construction Period with respect to any Mining Area may include such of the following as are appropriate:

                   (i)   Mining facilities and equipment;

                  (ii) facilities and equipment to treat and beneficiate the Mineral ore coming from the Mine so as to produce saleable Products;

                 (iii) port facilities, which may include docks, harbors, piers, jetties, dredges, breakwaters, terminal facilities, workshops, storage areas, warehouses and loading and unloading equipment;

                  (iv) transportation and communication facilities, which may include roads, bridges, vessels, ferries, airports, landing strips and landing pads for aircraft, hangars, garages, canals, aerial tramways, pipelines, pumping stations, radio and telecommunications facilities, telegraph and telephone facilities and lines;

                   (v) townsites, which may include dwellings, stores, schools, hospitals, theaters and other buildings, facilities and equipment for personnel of the Enterprise, including dependents of such personnel;

                  (vi) power, water and sewage facilities, which may include power plants (which may be hydroelectric, steam, gas or diesel), power lines, dams, watercourses, drains, water supply systems and systems for disposing of tailings, plant wastes and sewage;

                 (vii)   miscellaneous   facilities,   which  may   include
                         machine shops, foundries and repair shops; and

                (viii) all such additional or other facilities, plant and equipment as the Company may consider necessary or convenient for the operations of the Enterprise related to such new Mining Area or for providing services or carrying on activities ancillary or incidental thereto.

                                     ARTICLE 10

                                  OPERATING PERIOD



          1. Upon completion of the construction of the Mine and related facilities provided for in Article 9 with respect to any Mining Area , the Company shall commence operation of such Mining Area for which such facilities have been constructed.

          2. The Company shall conduct Mining operations and any activity of the Enterprise with respect to a Mining Area, for the duration of the Operating Period of such Mining Area. The Operating Period for such Mining Area shall be deemed to commence on the first day of the calendar month following the first calendar month during which the average daily throughput is at least seventy percent (70%) of the design capacity of the facilities constructed for the purpose of Mining the deposit or deposits in such Mining Area, but not later than the date falling six (6) months after the date of completion of such facilities. The Operating Period for each Mining Area shall continue for 30 (thirty) years beginning at the commencement of the Operating Period for the first Mining operation, or such longer period as the Department, on the written application of the Company, may approve. The commencement of the Operating Period shall not occur more than eight (8) years (or such longer period as may result from extensions granted by the Department for the completion of succeeding stages under this Agreement) from the commencement of the General Survey Period allowed for the whole Contract Area.

          3. The Company shall process ore to produce a marketable concentrate. The Company will work towards and assist the Government in achieving the policy of the establishment of downstream metals processing facilities in Indonesia in relation to smelting, refining and/or associated processing if, according to recognized economic, technical and scientific standards, the Minerals to be mined by the Company are of sufficient tonnages and are Minerals amenable to smelting, refining or associated processing, and provided it is economically and practically feasible to do so. If and when any such processing facilities (other than a copper processing facility) are constructed, the Parties agree to discuss thereafter and consider, in good faith, the feasibility of subsequent additional processing facilities which may be in the form of increases in the capacity of the existing facilities or the establishment of facilities previously not in existence.

               In the event that there is no copper smelter operating or under construction in Indonesia on or before the fifth anniversary of the date that the first Mining Area under this Agreement has entered the Operating Period, then the Company shall prepare or cause to be prepared a feasibility study with respect to a possible copper smelter in Indonesia. The feasibility study so prepared shall be subject to the Government's review and to a mutual determination by the Government and the Company as to the economic viability of such a smelter. Such smelter would be located at such place within Indonesia as would be most advantageous to its economic viability. Should such a smelter be built by the Company or a wholly-owned Subsidiary, it would constitute a part of the Enterprise hereunder.

          4. The Company shall submit to the Department copies of studies relating to the feasibility of establishing those facilities (as described in paragraph 3 of this Article) in Indonesia prepared by the Company in consultation with an agency acceptable to the Government.

          5. The Company acknowledges the Government's policy to encourage the domestic processing of all of its natural resources into final products where feasible. The Company further acknowledges the Government's desire that a copper smelter and refinery be established in Indonesia and agrees that it will make available copper concentrates derived from the Contract Area for such smelter and refinery so established in Indonesia as provided below.

               During any period during which Processing and refining facilities have not been established in Indonesia by or on behalf of the Company, or any wholly-owned Subsidiary, but have been established in Indonesia by any other Person, the Company shall, if it is then producing Products from the Contract Area and if it is requested to do so by the Department, sell such Products to such other Person at prices and terms no less favorable to such Person than those that could be obtained by the Company from other purchasers of the same quantity and quality and at the same time and the same or equivalent places and times of delivery, provided that the respective contractual terms and conditions given by the Company to such other Person shall be no less favorable to the Company.

               With respect to the first copper smelter established in Indonesia by anyone other than the Company or a wholly-owned Subsidiary of the Company, the quantity of copper concentrates derived from the Contract Area which the Company shall make available on the terms set out above shall be a portion (such portion to be determined by prorating the quantity of copper concentrates produced by the Company to the total quantity of copper concentrates produced in Indonesia) of the quantity of copper concentrates necessary to satisfy the domestic demand in Indonesia for refined copper and to permit economic scale of such project assuming that such project is otherwise feasible, and further subject to the limitation that the quantity required shall not be so great as to jeopardize the sound financial, operating or marketing requirements of the Company. In making sales to a copper smelter or refining facility in Indonesia, the Company will not be treated more adversely, from the standpoint of Governmental laws and regulations, than if it had sold such Mined Products as export goods. The obligation of the Company to sell its Products to another Person pursuant to this paragraph 5 is subject to any financing agreements, sales contracts or any smelting and refining contracts entered into by the Company prior to the establishment of such facilities by such other Person or any financing agreements entered into pursuant to paragraph 2 of Article 30.

               In the event that during the five year period following the fifth anniversary of the date that the first Mining Area in the Contract Area has entered the Operating Period, a copper smelter and refinery facility to be located in Indonesia has not been established or is not in the process of being constructed by any Person, then, subject to the mutual determination by the Government and the Company as to the economic viability of such smelter and refinery, the Company shall undertake or cause to be undertaken the establishment of a copper smelter and refinery in Indonesia to comply with the policy of the Government.

          6. The Company is, subject to the rights of third parties, hereby granted all necessary licenses and permits to construct and operate the facilities contemplated by this Agreement in accordance with laws and regulations and such reasonable safety regulations relating to design, construction and operation as may from time to time be in force and of general applicability in Indonesia.

          7. The Company shall submit to the Department the following Reports as to operations within each Mining Area :

                  (i) a biweekly statistical report beginning with the first two weeks following the commencement of the Operating Period, which shall set forth the amount of material Mined, Processed and exported;

                 (ii) a monthly report beginning with the first month following the commencement of the Operating Period, which shall set forth the number and describe the location of the active operations during the preceding month and a brief description of the work in progress at the end of the month and of the work contemplated during the following month.

                 (iii) a quarterly report beginning with the first quarter following the commencement of the Operating Period with respect to each Mining Area concerning the progress of its operations in such Mining Area, which report shall describe in reasonable detail the Mining activities carried on in such Mining

                         Area, including the number of workmen employed in such Mining Area as of the end of the quarter in question and a description of the work in progress at the end of the quarter in question and of work contemplated during the following quarter; and

               (iv) an annual report beginning with the first complete year following the commencement of the Operating Period with respect to each Mining Area which shall include:

                              (a) a description in reasonable detail of the Mining activities carried on in such Mining Area;

                              (b) the total volume of ores, kind-by-kind, broken down into volumes Mined, volumes transported from the Mines and their corresponding destination, volumes stockpiled at  the Mines or elsewhere in
                                   Indonesia,  volumes  sold  or  committed
                                   for  export  (whether  actually  shipped
                                   from   Indonesia   or   not),    volumes
                                   actually  shipped from  Indonesia  (with
                                   full    details    as   to    purchaser,
                                   destination and terms of sale);  and

                              (c) work accomplished and work in progress at the end of the year in question with respect to all of the installations and facilities related to such Mining Area, together with a full description of all work programmed for the ensuing year with respect to such installations and facilities, including a detailed report of all investment actually made or committed during the year in question and all investment committed for the ensuing year or years.

                      (v) the Company shall also furnish the Department all other information related to the Company's activities under this Agreement of whatever kind and which is or could, by the exercise of reasonable efforts by the Company, have been within the control of the Company which the Department may request in order that the Department may be fully appraised of the Company's activities.

               Biweekly reports shall be submitted in eightfold within two weeks after the end of the two week period in question.
               Monthly and quarterly reports shall be submitted in eightfold within thirty (30) days of the end of the month or quarter in question. Annual reports shall be submitted in eightfold within ninety (90) days of the end of the year in question.

          8. The Company shall be in full and effective control and management of all matters relating to the operation of the Enterprise including the production and marketing of its Products. The Company may make expansions, modifications, improvements and replacements of the Enterprise's facilities, and may add additional new facilities, as the Company shall consider necessary for the operation of the Enterprise or for the provision of services or activities ancillary or incidental to the Enterprise. All such expansions, modifications, improvements, replacements and new additional facilities shall be considered part of the project facilities.

          9. The Company accepts the rights and obligations to conduct operations and activities in accordance with the terms of this Agreement. The Company shall conduct all such operations and activities in a good technical manner in accordance with such good and acceptable international Mining engineering standards and practices as are economically and technically feasible, and in accordance with the modern and accepted scientific and technical principles. In accordance with such standards, the Company undertakes to use its best efforts to optimize the Mining recovery of ore from proven reserves and metallurgical recovery of Minerals from the ore to the extent it is economically and technically feasible to do so, using appropriate modern and effective techniques, materials and methods designed to achieve minimum wastage and maximum safety as provided in the applicable laws and regulations of Indonesia from time to time in effect. The Company shall use its best efforts to conduct all operations and activities under this Agreement so as to minimize loss of natural resources, and to protect natural resources against unnecessary damage.

          10. The Government will authorize the Company to freely select the vessels and other transportation facilities to be used in connection with imports and exports of articles under this Agreement. In addition, the Company shall have the right at all times to purchase from vendors of its choice all equipment, materials and supplies necessary for the operations of the Company hereunder, and to enter into arrangements to make use of any facilities belonging to other Persons(whether or not Affiliates of the Company) upon such terms and subject to such conditions, including terms of payment, as to ownership and otherwise, as it deems appropriate; provided that the Department shall have the right to object to specific vendors or specific arrangements on the basis of national security or foreign policy concerns of the Government. In any case where the Government is the sole economic source of supply for any article or commodity necessary for the Enterprise, adequate supplies of such article or commodity shall be made available for sale to the Company at prices not greater than the fair market value thereof.

                                     ARTICLE 11

                                  M A R K E T I N G



          1. The Company shall have the right to export the Products obtained from its operations under this Agreement, subject to the obligations set forth in paragraph 5 of Article 10. Any such export shall be on such credit terms as the Company deems appropriate for marketing its Products, and neither the Company nor any of the purchasers of such Products shall be required by the Government to obtain letters of credit or other credit documents at any bank or other institutions in Indonesia or elsewhere in connection with marketing such Products, or otherwise. Without in any way limiting the Company's basic right to export its Products, such export will be subject to the reporting and other non-monetary provisions of the export laws and regulations of Indonesia from time to time in effect and to the provisions of paragraph 2 of this Article. Subject to any pre-existing contracts for the sale of Products to others, and the obligation to make available concentrates in order to satisfy the Company's obligations under paragraph 5 of Article 10, the Company shall give priority to satisfying domestic Indonesian requirements for use of its Products in Indonesia. Sales to Indonesian customers will be on terms and at prices which are competitive with those provided to non-Indonesian customers.

          2. The Company shall sell the Products in accordance with generally accepted international business practices, and use its best efforts to do so at prices and on terms of sale which will maximize the economic return from the operations hereunder, giving effect to world market conditions and other circumstances prevailing at the time of sale or contract; provided that the Government shall have the right, on a basis which is of general applicability and non-discriminatory as to the Company, to prohibit the sale or export of Minerals or Products if such sale or export would be contrary to the international obligations of the Government or to external political considerations affecting the national interest of Indonesia. In the event of such prohibition (other than a quota requirement imposed pursuant to an International Commodity Marketing Agreement), if the Company is unable to find alternative markets on equivalent terms and conditions, the Company shall be given assistance and cooperation by the Government to overcome the possible consequences of such prohibition.

          3. To the extent deemed necessary by the Company to secure financing for the Enterprise hereunder or to comply with its obligations to the lenders thereunder, however, the Company shall have the right , subject to paragraph 2 of this Article 11, to enter into long-term contracts for the sale of its Products hereunder subject to the obligations set forth in paragraph 5 of Article 10 and in paragraph 1 of this Article 11.

          4. In the event that sales are made or contracted to be made to Affiliates, the prices to be paid therefor, to the extent they affect any amounts payable to the Government pursuant to the terms of this Agreement, shall comply with the provisions of Article 13 and, to the extent applicable, of Annex "H" to this Agreement. The Company shall submit to the Government any proposed contract of sale to an Affiliate for approval as complying with the foregoing provisions. If it does so, and the Government approves the contract, the contract shall be deemed for purposes hereof to comply with the foregoing provisions. In any event sales commitments with Affiliates shall be made only at prices based on or equivalent to arm's length sales and in accordance with such terms and conditions at which such agreement would be made if the parties had not been Affiliates, with due allowance for normal selling discounts or commissions. Such discounts or commissions allowed the Affiliates must be no greater than the prevailing rates so that such discounts or commissions will not reduce the net proceeds of sales to the Company below those which it would have received if the parties had not been Affiliates. No selling discounts or commissions shall be allowed an Affiliate in respect of sales for consumption by it. Within ninety days after the end of each calendar year, the Company will deliver to the Department a report describing in such reasonable detail as the Department may reasonably request all sales contracts entered into during the preceding calendar year with Affiliates in accordance with the provisions of this paragraph 4.

          5. If the Government believes that any figures related to sales to Affiliates and used in computing any amounts payable to the Government hereunder are not in accordance with the provisions of paragraph 4 of this Article (or, if such sales were pursuant to a contract, theretofore approved pursuant to the provisions of such paragraph 4, are not in accordance with such contract), the Government may within twenty - four months after the calendar quarter in which such Products were sold, but not thereafter, so advise the Company in writing. The Company shall submit evidence of the correctness of the figures within forty-five days after receipt of such advice. Within forty-five days after receipt of such evidence, the Department may give notice to the Company in writing that it is still not satisfied with the correctness of the figures and, within ten days after receipt of such notice by the Company, a Committee, consisting of one representative of and appointed by the Government and one representative of and appointed by the Company, shall be constituted to review the
               issue.       The    Committee   shall   meet  as   soon   as
               convenient at a mutually agreeable place in Indonesia and if the members of the Committee do not reach agreement within twenty days after their appointment or such longer period as the Government and the Company mutually agree, the representatives shall appoint a third member of the Committee, who shall be a person of international standing in jurisprudence and shall be familiar with the international Mineral industry. The Committee, after reviewing all the evidence, shall determine whether the figures used by the Company or any other figures are in accordance with paragraph 4 of this
               Article  (or  an  approved contract,   as the case may be).
                The  decision of  two members  of  the  Committee shall  be
               binding  upon   the  Parties.          Failure    of     two
               representatives to appoint a third member of the Committee shall require the issue to be submitted to arbitration pursuant to this paragraph, appropriate retroactive adjustment shall be made in conformity with the Committee's decision. The Company and the Government each shall pay the expenses of its own member on the Committee and one half of all other expenses of the Committee's proceedings.

          6. In the event that the Company produces a concentrate containing any Precious Metals which are easily recoverable, the Company shall, if it is economically feasible, make maximum efforts to recover such Precious Metals.

          7. In the event of a sale of copper concentrates, gold or silver to an Affiliate or to the domestic market or to the Government's designated agency, it is understood that, unless otherwise agreed by the Parties, the price of such Products shall be determined on the basis of a formula price which is generally used in the sale of comparable products among unrelated parties.

          8. If at any stage in the course of its marketing arrangement, the Company refines, or takes delivery of gold or silver refined from its Products, then such gold and silver will be in a form and bear marks which will make it acceptable in the international precious metals markets. For gold, this means the London Gold Market; for silver this means the London Silver Market.

                                     ARTICLE 12

                           IMPORT AND RE-EXPORT FACILITIES



          1. The Company may import into Indonesia capital goods, equipment (including but not limited to laboratory and computer equipment located outside its field operations), machinery (including spare parts), vehicles (except for sedan cars and station wagons), aircraft, vessels, other means of transport, supplies, safety equipment, explosives (in accordance with prevailing laws and regulations), raw materials, and chemicals being items needed for use in the Mining, Exploration, Feasibility Study, construction, production and supporting technical activities of the Enterprise. All such imports (excluding foodstuffs, wearing apparel and other vital necessities for the personal needs of the Company's employees and their dependents) shall be exempt from import duties and obtain full relief from and postponement of payment of value added tax (VAT) (excluding VAT on spare parts) payable in accordance with the prevailing laws and regulations for the duration of the period commencing as from the date of signing of this Agreement up to and including the tenth year of the Operating Period. For any equipment directly used to support its technical operations, such as laboratory and computer equipment located outside its field operations, the tax exemptions or tax reliefs shall be the same as above. In case the Company is operating more than one Mining Area, this tenth year of the Operating Period shall be computed from the date of the commencement of operation of the first Mining Area.

          2. The provisions of this Article shall also be applicable to Persons engaged as registered subcontractors of the Company to carry on work or perform services with respect to the Enterprise.

          3. The exemption from import duties and relief from and postponement of value added tax (VAT) as referred to in paragraph 1 of this Article shall apply only to the extent that the imported goods are not produced or manufactured in Indonesia or that locally produced or manufactured products are not available on a competitive time, cost and quality basis without duty or tax, provided that for the purpose of comparing the costs of imports and the cost of goods manufactured or produced in Indonesia a premium (not in excess of twelve and one-half percent) shall be applied to the cost of imports.

          4. Any equipment and materials (which must be clearly identified) imported by the Company or registered subcontractor(s) of the Company for the exclusive purpose of providing services to the Company and intended to be re-exported will be exempted from import duties, value added tax and other levies. If such equipment and materials shall not have been re-exported by the time for re-export (as established at the time of import), the Company or the registered subcontractor(s) of the Company, as the case may be, shall, unless extended or exempted for reasons acceptable to the Government, pay import duties, value added tax and other levies not paid upon entry in accordance with then existing law. The Company shall be responsible for proper implementation of its registered subcontractor(s) obligations under this Article.

          5. Any item imported by the Company or its registered sub-contractor(s) pursuant to this Article which is no longer needed for the Exploration, Mining and Processing activities of the Company may be sold outside Indonesia and re-exported free from export taxes and other customs duties (excluding income tax/capital gains tax) and value added tax after compliance with laws and regulations which shall at the time of such sale be in force and of general application in Indonesia. No imported item shall be sold domestically or used otherwise than in connection with the Enterprise except after compliance with import laws and regulations which are at the time of such import in force and of general application in Indonesia.

          6. In view of the fact that goods and services will have to be imported from abroad and that various parts of the Contract Area are remote, for all practical purposes, from presently existing seaports and other ports of entry for customs purposes, the Government will consider establishing such seaport or port of entry and the requisite customs office thereat as the Company shall reasonably request from time to time; in consideration thereof, each such customs office so established at the request of the Company shall be furnished and maintained by the Company at its expense and according to the existing rules and regulations.

          7. During the period within which the Company is allowed to import free from duties and value added tax, the Company shall submit to the Department, not later than November 15 of each year, a list of equipment and material to be imported during the next calendar year to enable the Department to review and to approve the various items to be imported for the Enterprise. Notwithstanding the foregoing, the Company may request (stating the cause) the Department to amend the list of equipment and material as required during the year.

          8. Personal effects (including household and living equipment and goods) belonging to a Covered Employee who is an Expatriate shall be freely exportable and shall be exempt from import or re-export licenses, fees and duties, in accordance with prevailing laws and regulations.

          9. Except as otherwise specifically provided in this Article, the Company shall duly observe import restrictions and prohibitions and rules and procedures of general application.

                                     ARTICLE 13

                TAXES AND OTHER FINANCIAL OBLIGATIONS OF THE COMPANY



          Subject to the terms of this Agreement, the Company shall pay to the Government and fulfill its tax liabilities, including its obligation as tax collector, as hereinafter provided:

               (i)  Deadrent in respect of the Contract Area or  the Mining
                    Area;

              (ii) Royalties in respect of the Company's production of Minerals;

             (iii) Income taxes in respect of income received or accrued by the Company;

              (iv)  Personal income tax (PPh. Article 21);

               (v) Obligation to withhold income taxes in respect of payment of dividend, interest, including remuneration, due to loans payment warranty, rents, royalties, and other income related to the utilization of property, remuneration on technical and management services as well as other service;

              (vi) Value Added Tax (PPN) and Sales Tax on Luxury Goods (PPn BM) on import and delivery of taxable goods and or services;

             (vii)  Stamp duty on the documents;

            (viii)  Import duty on goods imported into Indonesia;

              (ix)  Land and Building Tax (PBB) in respect of:

                    (a)  the Contract Area or the Mining Area; and

                    (b) the utilization of land area and buildings in where the Company constructs facilities for its Mining operations.

               (x) Levies, taxes, charges and duties imposed by Local Government in Indonesia which have been approved by the Central Government;

              (xi) General administrative fees and charges for facilities or services rendered and special rights granted by the Government to the extent that such fees and charges have been approved by the Central Government.

             (xii) Duty on register and transfer of ownership certificate on ships, as well as motor vehicles in Indonesia.

          The Company shall not be subject to any other taxes, duties, levies, contributions, charges or fees now or hereafter levied or imposed or approved by the Government other than those provided for in this Article and elsewhere in this Agreement.

          1.   Deadrent in  respect  of  the Contract  Area  or the  Mining
               Area.

               The Company shall pay, in Rupiah, or in such other currencies as may be mutually agreed, an annual amount of money as deadrent to be measured by the number of hectares included in the Contract Area or Mining Area respectively, calculated on January 1st and July 1st of each Year, such payments to be made in advance and in two installments each payable within thirty (30) days after the said dates during the term of this Agreement and payable as stipulated in Annex "D" attached hereto.

          2.   Royalties  in  respect  of   the  Company's  production   of
               Minerals.

               (i) The Company shall pay royalties in respect of the products (as defined in Annex "F" and detailed in Annex "G") from the Mining Area, to the extent that such products are products for which value according to general practice is paid or payable to the Company by a buyer. Royalties shall be paid in Rupiah or such other currency as may be mutually agreed and shall be paid on or before the last day of the month following each calendar quarter. Each payment shall be accompanied by a statement showing in reasonable detail the basis of computation of royalties due in respect of the production of the Company during the preceding calendar quarter.

                    Royalties will be computed from the rates specified in Annex "F" as follows:

                    a) the tonnage or quantity by weight used in the computation shall be based on final product produced by the Company. In the case of concentrates or ore bullion, the quantity by weight of each mineral, and or metal subject to royalty shall be properly determined by internationally accepted assay methods.

                    b) the Government shall (upon written request by the Company) specify the royalty tariff in column 5 of Annex "F" for those minerals which no tariff reference is given.

               (ii) The Company undertakes  that any mining, processing  or treatment  of  ore prior  to  domestic  sale or  export
                    shipment by the Company shall be conducted in accordance with such generally accepted international standards as are economically and technically feasible, and in accordance with such standards the Company undertakes to use all reasonable efforts to optimize the mining recovery of ore from proven reserves and metallurgical recovery of products from the ore provided it is economically and technically feasible to do so, and shall submit evidence to the Department of compliance with this undertaking. Royalty shall be payable annually in lump sum on any industrial minerals derived from the Enterprise and used for the Company's construction purposes such as but not limited to roads, bridges, railways, port facilities, airports, community buildings, housing or any other infrastructure used in relation to the Enterprise the amount of which will be negotiated between the Company and the regional Government


              (iii) If, in  the opinion  of the Government, the  Company is failing without good cause to recover products at the recovery rate indicated in the feasibility study, it
                    may give   notice   in   writing   to  the   Company.
                    Within three (3) months of the receipt of this notice the Company shall either:

                    a) Commence work to improve its mining method, treatment and processing facilities to the reasonable satisfaction of the Government, provided that the Company shall in no event be obliged to conduct mining, processing or treatment activities otherwise than as provided in Article 13.2 (ii);

                    b) submit to the Government evidence in justification of its performance in accordance with sub-paragraph (ii) of this Article 13 paragraph 2. In the event that the Government remains unsatisfied with the Company's performance in mining ore from the proven reserve and recovering products from the ore, the Government shall have the right to commission independent technical studies to determine a fair average recovery rate taking into account the nature of the proven reserve and the ore and the economic and technical feasibility of achieving increased recovery by the Company in accordance with sub-paragraph (ii) of this Article 13 paragraph 2. Such studies shall be carried out by internationally recognized consultants appointed by the Government and agreed to by the Company. The Government and the Company shall have the right to prepare submissions to the consultants. If the said consultants find that the performance of the Company's operations is not satisfactory, then the cost shall be borne by
                         the  Company.          If  it  is  found that  the
                         performance of the Company's obligations is satisfactory, then the cost shall be borne by the Government. If following the completion of such studies, the Company fails within a reasonable period to achieve the recovery rate indicated by such studies, the Government shall have the right, if the Company is not then observing its undertaking in sub-paragraph (ii) of this
                         Article 13 paragraph 2, to increase the royalty applicable to such products in proportion to the extent that the recovery of such products by the Company falls short of the fair average rate indicated by such studies. But at no time shall the payment of
                         such         increased      royalty    free    the
                         Company from the obligation to observe its undertaking in sub-paragraph (ii) of this Article 13 paragraph 2.

          3.   Income taxes  with  respect  to the  Taxable  Income of  the
               Company:

               (i) The Company shall pay Income Tax on income, that is any increase in economic ability received or accrued by the Company, whether originating from within or outside Indonesia, in whatever name and form, including but not limited to gross profit from business, dividends, interest and royalties; and the tax rates to be charged for the duration of this Agreement shall be as follows:

                    (a) Fifteen percent (15%) for taxable income up to Rp 10,000,000 (ten million Rupiah);

                    (b) Twenty five percent (25%) for taxable income exceeding Rp 10,000,000 (ten million Rupiah), up to Rp 50,000,000 (fifty million Rupiah);

                    (c) Thirty five percent (35%) for taxable income exceeding Rp 50,000,000 (fifty million Rupiah).

               (ii) To   calculate   taxable   income,    the   rules   for
                    computation of income tax as provided for in Annex "H" attached to and made part of this Agreement shall apply. Except as otherwise stipulated in this Agreement, the rules provided in Income Tax Law 1984, Law No. 6 Year 1983, and its implementation regulations, shall apply.

          4.   Personal income tax (PPh Article 21)

               (i) The Company has liability to withhold and remit income tax on income related to work, including remuneration and pension paid to employees of the Company as Domestic tax payers according to Article 21 of the Income Tax Law 1984.

              (ii) Expatriate Individuals who are employed or engaged by the Company who are present in Indonesia for less than 183 (one hundred eighty three) days in any twelve month period shall be subject to income tax through withholding tax by the Company based on Article 26 of the Income Tax Law 1984, with a rate of 20% (twenty percent) or such lower percentage due to the enforcement of any relevant Tax Treaty on the gross income, for services conducted in Indonesia. The income tax of such Expatriate Individuals which is taxable in Indonesia include all kind of remuneration paid to them for services rendered in Indonesia.

           (iii) Expatriate individuals who are employed or engaged by the Company and who are present in Indonesia for more than 183 (one hudnred and eighty three) days in any twelve month period or intending to reside in Indonesia, shall be subject to income tax through withholding tax by the Company based on Article 21 of the Income Tax Law 1984, from the income paid to the Company's employees with consideration being given to the regulations relating to deductible income. The income of such Expatriate Individuals shall include all kinds of remuneration paid to them by the Company, due regard to the intended agreement in paragraph 7 of Annex "H".

          5. Income taxes on dividends, interest, rents, royalties, and other income related to the utilization of property and compensation paid for technical services, management services and other services.

               The Company in accordance with the Income Tax Law 1994 and regulation prevailing at the date of the signing of this Agreement is obliged to withhold and remit to the Government income taxes at a rate specified in this Article or such lower rate due to the enforcement of relevant Tax Treaty as follows:

               (i) Dividends, interest in whatever form including loan payment warranty;

               (ii) Rents,  royalties  and  other  income  related  to  the utilization of property;

              (iii) Compensation paid for technical services or  managerial services and other services performed in Indonesia.

          The rate of such withholding tax in force as from the date of signing of this Agreement are:

               (a) fifteen percent (15%) in the case of payments of dividends, interest, rents, royalties, and other income related to the use of property paid to the domestic tax payer.

               (b) nine percent (9%) on compensation paid for technical and managerial services performed in Indonesia in the case of payment performed to the domestic tax payer.

               (c)  twenty   percent  (20%)   or  any  lower   due  to  the
                    enforcement of relevant Tax Treaty in the case of such income paid to foreign tax payer.

          6. Value Added Tax (VAT) and/or Sales Tax for Luxury Goods according to the Value Added Tax Law 1984 and its implementation regulations either which have been passed or shall be passed after this Agreement.

               Due regard to the general liability aimed in Value Added Tax Law 1984 and all of its implementation regulations, the Company has liabilities:

                  (i)    To  report  its  business  to  be  solidified   as
                         Taxable firm.

                 (ii) As a taxable firm to collect and remit Value Added Tax on delivery of Products (Output Tax) at a rate of ten percents (10%) or other rates in accordance with Value Added Tax Law 1984 and its implementation regulations.

                (iii) As tax collector to collect and remit Value Added Tax and/or Sales on Luxury Goods based on Decree of the President of the Republic of Indonesia Number 56 Year 1988 or other similar decree.

                 (iv) The Company is subject to the Value Added Tax and/or Sales Tax on Luxury Goods, on import, or purchasing taxable goods or obtaining taxable services which is based on Value Added Tax Law
                         1984 and its implementation regulations subject to Value Added Tax and/or Sales Tax on Luxury Goods.

                  (v) Limited to the importing or obtaining taxable goods in the form of machinery, equipment, and factory equipment, are granted postponement of payment on Value Added Tax and/or Sales Tax on Luxury Goods in accordance with the prevailing regulation.

                 (vi) Value Added Tax paid on import or domestic obtianing of taxable goods or services (Input
                         Tax) are creditable to Output Tax in accordance with provided Value Added Tax Law 1984 and its implementation regulations.

                (vii) In case of Input Tax is greater than Output Tax for a certain tax period, overpayment of the Input Tax can be compensated with the Output Tax for the following tax period or a refund may be requested. The refund will be made within the latest time period of one (1) month since the refund request accepted in the Notification Letter.

          7.   Stamp Duty on Documents.

               The Company is levied to Stamp Duty in accordance with the provisions stipulated in the Law No. 13 Year 1985 regarding Stamp Duty.

          8.   Import Duty on goods imported into Indonesia.

               (i) Exemption and tax reliefs on import of capital goods, equipment and machinery and supplies are granted to the Company based on Law No. 1 Year 1967 concerning Foreign Capital Investment as amended by Law No. 11 Year 1970 as provided in Article 12 above.

              (ii)  Import   of   other  goods   into  Indonesian   customs
                    including personal effects shall be subject to the prevailing law and regulation.

             (iii) Excise Tax on tobacco and liquor are subject to taxation in accordance with the rules of prevailing legislation.

          9.   Land and Building Tax (PBB).

               The Company shall pay Land and Building Tax (PBB), in Rupiah or in such other currencies as may be mutually agreed, as follows:

                (i) During   pre-production   Periods    (General   Survey,
                    Exploration, Feasibility Studies and Construction), the Company shall pay Land and Building Tax an amount equal to the amount of deadrent as stated in Article 13 paragraph (1) of this Agreement.

               (ii) During  the  operation/production  Period, the  Company shall pay Land and Building Tax an amount equal to the amount of deadrent plus an amount of 0.5% X 30% of gross revenues from mining operation.

              (iii) During the Contract  Period, the Company shall also pay
                    Land and Building Tax on land/water and building outside or inside the Contract Area/Mining Area used by the Company for its facilities which are closed to the public, an amount to be measured by the number of square metres of land/water and floor space and type of the building in accordance with the provisions of Law No. 12 Year 1985 and the classification and the amount of NJOP stipulated by the District Head Office of the Directorate General of Taxation.

               (iv) Imposition  and payment  of Land  and Building  Tax for
                    Contract Area/Mining Area during pre-production Period as stipulated in sub paragraph (i) above, follows the rules regulated for deadrent.

                (v) Imposition  and payment  of Land  and Building  Tax for
                    Contract Area/Mining Area during the operation/production Period and for land/water and building used by the Company, follows the imposition rules stipulated in sub paragraph (i) and sub paragraph (ii) above, and prevailing rules for Land and Building Tax payment generally in force.

          10. The Company shall pay levies and taxes, charges, and duties imposed by Regional Government in Indonesia which have been approved by the Central Government in accordance with the prevailing laws and regulations at rates and calculated in a manner not greater than the amount calculated based on laws and regulations in force at the date of signing of this Agreement.

          11.  The  Company  shall  pay  general  administrative  fees  and charges for facilities or services and special rights granted by the Regional Government to the extent that such fees and charges have been approved by the Central Government.

          12.  Tax on the transfer of ownership right.

               The Company shall pay tax on transfer of ownership rights for:

               (i) Motor vehicles levied by the Local Government where the vehicles are registered at a rate accordance with the relevant Regional Government regulations.

               (ii) Registration certificate and  transfer of ships or  sea transportation means operating in Indonesia.

               Tax compliance of the Company and its subsidiaries or its Affiliates in connection with formal and material tax obligations such as Tax Identification Number, Tax Return, Tax payment, reporting, etc. and rights on taxation namely tax objection to amount of tax, refund, tax credit, compensation and penalties are subject to provisions provided in Law Number 6 Year 1983 concerning General Tax Provisions and Procedures, Income Tax Law 1984, Value Added Tax Law 1984, Law Number 12 Year 1985 concerning Land and Building Tax, Law Number 13 Year 1985 on Stamp Duty and all of its implementation regulations.

               In determining the Company's net taxable income, sound, consistent and generally accepted accounting principles as usually used in the mining industry shall be employed, provided, however, that where more than one accounting practice is found by the Government to prevail with regard to the particular item, the Government shall consult with the Company in relation to such particular item. Without limiting the generally of the foregoing, for accounting purposes, the Government shall in no event be bound by the Company's characterization of any transaction with an Affiliate as stated by the Company. In the event that the Government has determined an unreasonable situation or not in accordance with general practice followed by independent parties in similar transactions on a certain payment, deduction, charges for expenses or other transaction with an Affiliate for the purposes of determining the Company's income tax, the Government shall substitute the payment, deduction, charges for expenses or other transactions which would have prevailed had the transaction occurred between independent parties.

                                     ARTICLE 14

                        RECORDS, INSPECTION AND WORK PROGRAM


          1. The Company shall always conduct and maintain in Indonesia, precise, complete, and systematic technical records and compose financial records showing a true and fair view of all of its operations and the status of proven, probable and possible ore reserves, including mining, processing, transportation and marketing records in accordance with generally accepted accounting principles, stated in Rupiah or in equivalent United States Dollars. The financial and other records may be presented in English and US Dollar contiguous with its conversion in Rupiah.
               Tax Return (SPT) with its appendices and tax payment liability shall be maintained in Indonesian language and Rupiah currency.
               The Company is obliged to keep its book and records, and its principle document and other document relating to their operation for ten (10) years.
               The Company shall furnish to the Government annual financial statements consisting of a balance sheet and a statement of income and all such other financial information in accordance with generally accepted accounting principles in Indonesia and all such other information concerning its operations in reasonable detail and such detail as the Government may reasonably request.

          2. The Government and its authorized representatives have the right to review and audit such financial statement within five (5) years after the end of such fiscal year. In the event of the Government does not issue any assessment for additional tax payment within such five (5) year period, the right of Government shall be expired (invalidated), except the tax payer is condemned for criminal act as referred to in Article 13 paragraph (7) and Article 15 paragraph (4) Law No. 6 Year 1983.

          3. The Government and its authorized representatives may enter upon the Contract Area and any other place of business of the Company to inspect its operation at any time from time to time during regular business hours. The Company shall render necessary assistance to enable the representatives to inspect such technical and financial records relating to the Company's
               operation   and   shall   give   said     representatives
               such information as the said representatives may reasonably request. The representatives shall conduct such inspection on their own risk and shall avoid interference to the normal operations of the Company.

          4. The Company shall submit to the Government not later than November fifteenth (15th) or February fifteenth (15th) of each year during the term of this Agreement its work program, budget plan, sales contract and marketing/sales plan for the following year in sufficient detail to permit the Government to review such physical, financial and marketing/sales program and determine whether they are in accordance with the Company's obligations under this Agreement. A work program and budget for the first year of this Agreement shall be submitted as soon as possible after the signing of this Agreement.

          5.   In  addition,  the  following  shall  be  delivered  to  the
               Ministry:

               (i) Conformed copies of all sales, management, commercial and financial agreements concluded with Affiliates and independent parties and all other agreements concluded with Affiliates, to be submitted within one month after conclusion;

               (ii) Monthly  reports  setting  forth  the  quantities   and
                    qualities of ore produced, shipped, sold, utilized or otherwise disposed of and the prices obtained.

               The Company shall furnish to the Government all other information of whatever kind relative to the Enterprise which the latter may request, which is, or could by the exercise of reasonable efforts by the Company have been, within the control of the Company in order that the
               Government may be fully appraised of the Company's exploration and exploitation activities.

          6. All information mentioned in paragraph 5 of this Article furnished to the Government shall be either in English or Indonesian and all financial data shall be recorded in Rupiah or United States of America currency and records shall also be kept of conversion rates applied to the original currency.

          7. The Company shall maintain all original records and reports relating to its activities and operations under this Agreement including all documents relating to financial and commercial transactions with independent parties and Affiliates in its principal office in Indonesia. These records and reports shall be open to inspection by the Government through an authorized representative. Such reports and records shall be maintained in Indonesian or English and all financial data shall be recorded in Rupiah or United States of America currency and the records shall also be kept of conversion rates applied to the original currency.

          8. The Company shall require the Company's co-participants, Affiliates and sub-contractors to the extent that such co-participant, Affiliate, or subcontractor carries out operations and activities in furtherance of the Company's obligations, activities and operations under this Agreement, to keep all financial statements, records, data and information necessary to enable the Company to observe the provisions of this Article 14.

          9. Without prejudice to paragraph 6 of Article 7, any information supplied by the Company shall (except with the written consent of the Company which shall not be unreasonably withheld) be treated by all persons in the service of the Government of the Republic of Indonesia as confidential, but the Government shall nevertheless be entitled at any time to make use of any information received from the Company for the purpose of preparing and publishing aggregated returns and general reports on the extent of ore prospecting or ore mining operations in Indonesia and for the purpose of any arbitration or litigation between the Government and the Company.

          10. All records, reports, plans, maps, charts, accounts and information which the Company is or may from time to time be required to supply under the provisions of this Agreement shall be supplied at the expense of the Company.

                                     ARTICLE 15

                                  CURRENCY EXCHANGE



          1. All investment remittances into Indonesia for the purpose of any expenditures to be made in Indonesia shall be deposited into a foreign investment account (the "PMA Account") established at one or more foreign exchange banks in Indonesia. All such investment remittances shall be used in accordance with the prevailing investment regulations applicable to foreign investment law companies established under the Foreign Investment Law, Law No. 1 of 1967, and its amendment Law No. 11 of 1970. The conversion or sale of foreign exchange originating from the PMA foreign currency account is to be done with foreign exchange banks and not necessarily so with Bank Indonesia.

          2. The Company shall be granted the right to transfer abroad, in any currency it may desire, funds in respect of the following items, provided that such transfers are effected in accordance with the prevailing laws and regulations and at prevailing rates of exchange generally applicable to commercial transactions:

                 (i)     Net   operating   profits  of   the   Company   in
                         proportion   to    the    shareholding   of    any
                         non-Indonesian investor;

                 (ii) Repayment of loan principal and the interest thereon, insofar as it is a part of the Company's investment which has been approved by the Government;

                (iii) Allowance for depreciation of the capital assets generally applicable to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended;

                 (iv) Proceeds from sales of shares sold pursuant to paragraph 3 of Article 24;

                  (v) Expenses for Expatriates employed by the Company and their families and for training of Indonesian personnel abroad;

                 (vi) Debts of the Company denominated in foreign currency, including debts owed to contractors and sellers of equipment and raw materials, or for commissions;

                (vii)    Technical assistance fees;

               (viii)    License fees;

                 (ix)    Agency  commissions   payable  to   third  parties
                         abroad;

                  (x) Payments to foreign suppliers of the Company, to the extent that the purchases of foreign goods and services, including management and related services, are necessary for the operation of the Company or the Enterprise;

                 (xi) Repatriation of capital on the liquidation of the Company, or resulting from capital restructuring approved by the Government; and

                (xii) Any other foreign exchange facilities provided from time to time to foreign investment companies established under the Foreign Investment Law, Law No. 1 of 1967, as amended or provided by any regulations adopted pursuant thereto or by any other laws or regulations.

          3. The proceeds of sales of Minerals and any Products derived from them can be used as the Company sees fit. Without prejudicing the foregoing rights of the Company, the Company agrees that with regard to the proceeds of the Company's export sales it shall comply with laws and regulations from time to time in force, except as Bank Indonesia and the company may otherwise agree. The terms and conditions of any such agreement between Bank Indonesia and the Company shall not be less favorable than those contained in any other similar agreements by Bank Indonesia and other Mining companies now or hereafter in effect.

          4. The Company in the exercise and performance of its rights and obligations set forth in this Agreement shall be authorized to pay abroad, in any currency it may desire, without conversion into Rupiah, for the goods and services it may require and to defray abroad, in any currency it may desire, any other expenses incurred for operations under this Agreement.

          5. All Expatriates who are Covered Employees in any capacity shall have the right to freely retain or dispose of outside of Indonesia any of their funds located outside Indonesia; freely transfer outside of Indonesia any of their personal funds located in Indonesia and shall be entitled to import into Indonesia such foreign currencies as may be required for their needs.

          6. In respect of other matters of foreign currency arising in any way out of or in connection with this Agreement, the Company shall be entitled to receive treatment no less favorable to the Company than that accorded to any other Mining Company carrying on operations in Indonesia.

          7. Subject to the foregoing paragraphs of this Article 15, the Company shall comply with all financial reporting and approval requirements applicable to foreign investment law companies established under the Foreign Investment Law, Law No. 1 of 1967.

          8. The Company shall forward financial reports in accordance with the procedures required by Bank Indonesia.

                                     ARTICLE 16

                          SPECIAL RIGHTS OF THE GOVERNMENT



          1. The Company and its shareholders agree that they will not, without the Goverment's prior approval :

               (i)  amend the Articles of Association of the Company;

               (ii) change  the  basic   nature  of  the  business  of  the
                    Company;

              (iii) voluntarily liquidate  or wind up the Company;

               (iv) merge  or  consolidate  the  Company  with   any  other
                    Company;
               (v) pledge or otherwise use as security the Minerals in the Contract Area.

          2. The Government reserves the right to withhold its approval of plans and designs relating to construction, operation, expansion, modification and replacement of facilities of the Enterprise in the Contract Area which may disproportionately and unreasonably damage the surrounding Environment or limit its further development potential or significantly disrupt the socio-political stability in the area or be adverse to the interests of national security.

          3. The Government shall have the right of access to the Contract Area as provided in paragraph 3 of Article 14.

                                     ARTICLE  17

                              EMPLOYMENT AND TRAINING

                             OF INDONESIAN PARTICIPANTS


               1. The Company shall employ Indonesian personnel, giving preference to local residents, to the maximum extent practicable consistent with efficient operations, subject to the provisions of the laws and regulations which may from time to time be in force in Indonesia.

               2. The Company shall not be restricted in its assignment or discharge of personnel; provided, however, that subject to the foregoing requirements, the terms and conditions of such assignment and discharge or disciplining of Indonesian personnel shall be carried out in compliance with the laws and regulations of Indonesia which at the time are generally applied.

               3. The Company shall seek to provide direct Indonesian participation in the Enterprise through the inclusion of Indonesian nationals in the management of the Company and among the members of its Board of Directors. To this end at least one seat on the Board of Directors will continuously be occupied by an Indonesian national from the date of incorporation of the Company. The Company will also train Indonesian nationals to occupy other responsible positions.

               4. The Company shall conduct a comprehensive training program for Indonesian personnel in Indonesia and, subject to the approval of the Government, in other countries and carry out such program for training and education in order to meet the requirement for various classifications of full time employment for its operations in Indonesia within the shortest practicable period of time. The Company shall also conduct a program to acquaint all Expatriate employees and registered subcontractors with the laws and customs of Indonesia.

          5.   The  Company  and its  registered  subcontractors may  bring
               into  Indonesia  such  Expatriate  Individuals  as   in  the
               Company's judgement are required to carry out its operations efficiently; provided however, that the Minister may make known to the Company, and the Company shall duly observe, objections based on grounds of national security or foreign policy of the Government. At the Company's request (which shall be accompanied by information concerning the education, experience and other qualifications of the individuals concerned) and in compliance with the rules and regulations in effect from time to time, the Government will make arrangement for the acquisition of all necessary permits, (including entry and exit permits, work permits, visas and such other permits, as may be required); in this connection the Company shall periodically submit its manpower requirement plans, manpower report, training program and training report in the framework the Indonesianization process to the Department.

          6. The Company agrees that there shall at all times be equal treatment, facilities and opportunities among employees in the same job classification with respect to salaries, facilities and opportunities within the Mining industry regardless of nationality and the Company shall duly observe the existing manpower laws and regulations which may from time to time be in force in Indonesia. Notwithstanding the foregoing, it shall not be a violation to give preference as to opportunity to Indonesians in light of the policy of the Government to increase the employment of Indonesians to the maximum extent possible, nor to pay Expatriates brought into Indonesia pursuant to paragraph 5 of this Article at a higher rate than local employees in situations where, with respect to a given job classification, there is a need to employ such Expatriates.

          7. The Company acknowledges that pursuant to Law No. 14 of 1969, employees of the Company have the right to form a trade union for purposes of collective bargaining with the Company. The

               Company. The Company acknowledges that it may be required from time to time to enter into collective bargaining with such trade union. Therefore the Company is obliged to morally support the employees to form the union and to liaise with

          8. Prior to the establishment of a permanent settlement,the Company shall furnish free medical care and attention to all its employees working in the Contract Area as is reasonable and shall maintain or have available adequate medical services at least commensurate with such services provided in similar circumstances in Indonesia. If the Company establishes a permanent settlement in connection with a Mining Area or a Project Area related to such Mining Area, the Company shall furnish such free medical care and attention to all its employees and all Government officials requested by the Company working in such Mining Area or Project Area as is reasonable and shall establish a staff and maintain a dispensary, clinic or hospital which shall be reasonably adequate under the circumstances according to the prevailing laws and regulations of Indonesia.

          9. If in connection with a Mining Area or a Project Area related to such Mining Area, the Company establishes a permanent settlement incorporating families for the employees associated with the Enterprise, the Company shall provide, free of charge, primary and secondary education facilities for the children of all employees working in such Mining Area or Project Area. Rules, regulations and standards of general application for comparable education facilities in Indonesia established by the Department of Education and Culture shall be followed.

                                     ARTICLE 18

                                 ENABLING PROVISIONS



          1. The Government will grant the Company the necessary rights and will take such other action as may be desirable to achieve the mutual objectives of this Agreement. The Company shall have the following rights:

               (i) the sole right to enter the Contract Area or any Mining Area for the purposes of this Agreement, to make drill holes, test pits and excavations, and to take and remove, without royalty or other charge, samples for assays and for metallurgical, pilot plant and laboratory research purposes, including bulk samples for such purposes; provided that the Company shall have received the approval by the Department prior to the export of any such samples, to be given in advance on a yearly basis, and shall pay any royalties applicable thereto.

               (ii) to enter  upon and remain  within the Contract Area and the Project Areas (related to the Contract Area (including portions of the air space and shore line), subject to the right of the Department to object to any Mining Area as provided in paragraph 2 of Article
                    8. The Company shall recognize the items referred to in Article 16 of Law No. 11 of 1967, subject to the provision of paragraph 2 of the said Article 16.

          2. In carrying out its activities under this Agreement, the Company, subject to the laws and regulations from time to time in effect in Indonesia, shall have the right to construct facilities as it deems necessary, provided that:

               (i) in connection with the use of land by the Company for construction of facilities as provided in this

                    Agreement, the Company shall pay the usual surveying and registration fees charged by the Land Registration Office. In acquiring titles to land outside any Mining Area, the Company shall comply with laws and regulations of general application from time to time in effect.

               (ii) in  connection with the  activities of the Company, but subject to the provisions of Article 13, the Company shall pay generally applicable fees and charges for services performed, facilities provided and special rights granted by the Government; provided that such services, facilities and rights are requested by the Company.

          3. Subject to laws and regulations which may from time to time be in force in Indonesia, and subject also to the provisions of paragraph 2 of Article 25 and paragraph 2 of
               Article 16, the Company may at any time file with the Department a plan or plans and may thereafter file additional or amended plans covering:

               (i) the Mining Area or Areas in which the Company proposes to construct facilities related to production;

               (ii) all other  areas  in  which  the  Company  proposes  to construct any other facilities necessary for the Enterprise and the location of all such rights in and over land including easements, right of way and rights to lay or pass on, over or under land, any roads, railways, pipes, pipelines, sewers, drains, wires, lines or similar facilities as may be necessary for the Enterprise; and

              (iii) all other areas  in which  the Company  shall have  the right to construct such additional facilities as the Company deems necessary or convenient for the Enterprise.

               The Government shall thereupon make arrangements for the Company to utilize and remain within all such areas and such land covered by such plans (or such comparable areas as may be agreed between the Government and the Company) and to exercise the other rights specified above with respect to each such area. The use and occupancy of any areas covered by such plans shall not be subject to payment by the Company of any charges or fees other than those
               specified  elsewhere in  this  Agreement.   The plans  filed
               pursuant to this paragraph shall, to the extent practicable, give description in sufficient detail to permit precise identification of the designated areas. The Government shall assist the Company in arrangements for any necessary resettlement of local inhabitants whose resettlement from any part of the Contract Area or the Project Areas is necessary and the Company shall pay for the resettlement and give reasonable compensation for any dwelling, privately owned lands (including such land ownership based on any Indonesian customs or customary laws, generally or locally applicable), privately owned crops and flora or other improvements in existence on any such parts which are taken or damaged by the Company in connection with its activities under this Agreement.

          4. Subject to the non-monetary provisions laid down in generally applicable central Government, regional Government and Provincial laws and regulations from time to time in effect, and to the payments provided for in Article 13 of this Agreement but to no other payments to the Government, and without prejudice to the rights of private parties created prior to the beginning of the Construction Period and to payments of reasonable compensation to any such private party holding rights created prior to the beginning of the Construction Period as may be customary in the Contract Area, the Company at its own expense may take and use from the Contract Area or Project Area such timber (for construction purposes), soil, stone, sand, gravel, lime, water, other products and materials as are necessary for or are to be used by the Enterprise. In doing so, and except as otherwise provided in this Agreement, the Company shall observe the existing regulations in effect on the date of the signing of this Agreement governing the exploitation and use of said natural resources.

          5. The Company shall also have the right, in compliance with existing rules and regulations in effect on the date of the signing of this Agreement, to clear away and remove such timber, overburden and other obstructions as may be necessary or desirable for the Mining, construction of facilities and any other operations of the Company under this Agreement, provided that the Company shall take into account other rights granted by the Government such as grazing, timber cutting and cultivation rights, and rights of way, by conducting its operations under this Agreement so as to interfere as little as possible with such rights.

          6. The Company may, at its own expense, also take and use any of such products and materials from other areas outside the Contract Area or any Project Area subject to the rights of other parties, to the approval of the Government, and to the payment of such compensation as may be agreed between the Company and such other parties or the Government and in accordance with the prevailing laws and regulations in effect on the date of the signing of this Agreement.

          7. At the request of the Company, the Government shall co-operate in a joint endeavor to alleviate any interference which may arise from others operating under conflicting rights.

          8. The Company and the Government recognize that the existing and proposed operations hereunder are to be carried out in an extremely remote area with a difficult environment and that, accordingly, the Company may be required to develop special facilities and carry out special functions for the fulfillment of this Agreement. In recognition of the added burdens and expenses to be borne by the Company and the additional services to be performed by the Company as a result of the location of its activities in a difficult environment, the Government recognizes that appropriate arrangement may be required to minimize the adverse economic and operational costs resulting from the administration of the laws and regulations of the Government from time to time in effect, and in construing the Company's obligations to comply with such laws and regulations.

                                     ARTICLE 19

                                    FORCE MAJEURE



          1. Any failure by the Government or by the Company to carry out any of its obligations under this Agreement shall not be deemed a breach of contract or default if such failure is caused by force majeure, that party having taken all appropriate precautions, due care and reasonable alternative measures with the objectives of avoiding such failure and of carrying out its obligations under this
               Agreement. If any activity is delayed, curtailed or prevented by force majeure, then anything in this Agreement to the contrary notwithstanding, the time for carrying out the activity thereby affected and the term of this Agreement specified in Article 31 shall each be extended for a period equal to the total of the periods during which such causes or their effects were operative, and for such further periods, if any, as shall be necessary to make good the time lost as a result of such force majeure. For the purposes of this Agreement, force majeure shall include among other things: war, insurrection, civil disturbance, blockade, sabotage, embargo, strike and other labor conflict, riot, epidemic, earthquake, storm, flood, or other adverse weather conditions, explosion, fire, lightning, adverse order or direction of any government de jure or de facto or any instrumentality or subdivision thereof, act of God or the public enemy, breakdown of machinery having a major effect on the operation of the Enterprise and any cause (whether or not of the kind hereinbefore described) over which the affected party has no reasonable control and which is of such a nature as to delay, curtail or prevent timely action by the party affected.

          2.   The party  whose  ability  to  perform  its  obligations  is affected by force majeure shall notify as soon as practicable the other party thereof in writing, stating the cause, and the parties shall endeavor to do all reasonable acts and things within their power to remove such cause; provided, however, that neither party shall be obligated to resolve or terminate any disagreement with third parties, including labor disputes, except under conditions acceptable to it or pursuant to the final decision of any arbitral, judicial or statutory agencies having jurisdiction to finally resolve the disagreement. As to labor disputes, the Company may request the Government to co-operate in a joint endeavor to alleviate any conflict which may arise.

                                     ARTICLE 20

                                    D E F A U L T



          1. Subject to provisions of Article 19 of this Agreement, in the event that the Company is found to be in default in the performance of any provision of this Agreement, the Government, as its remedy under this Agreement, shall give the Company written notice thereof (which notice must state that it is pursuant to this Article) and the Company shall have a period of a maximum 180 (one hundred and eighty) days after receipt of such notice to correct such default. The actual time within which to correct such default shall be stipulated in the said written notice in each individual case as may be reasonable under the circumstances considering the nature of the default. In the event the Company corrects such default within such period, this Agreement shall remain in full force and effect without prejudice to any future right of the Government in respect of any future default. In the event the Company does not correct such default within the time stipulated in the notice, the Government shall have the right to terminate this Agreement in accordance with the provisions of Article 22 as the case may be.

               A failure by the Company to comply with a non-material or non- substantive provision of this Agreement relating to one or more Mining Areas, and not to all Mining Areas or to the Enterprise as a whole, shall not be considered to be a default under this Article 20. In the event of such failure, after notice to the Company in accordance with the preceding paragraph and failure by the Company to correct such failure in accordance therewith, the Government shall have the right to close such Mining Areas or any part thereof and to require the Company to relinquish such Mining Areas or such parts.

          2. Notwithstanding the provision of paragraph 1 of this Article, in the event the Company shall be found to be in default in the making of any payment of money to the
               Government which the Company is required to make pursuant to Article 12 or Article 13, the period within which the Company must correct such default shall be 30 (thirty) days after the receipt of notice thereof. The penalty for late payment shall be an interest charge on the amount in default from the date the payment was due, at the rate of the New York prime interest rate in effect at the date of default plus 4% (four percent). This or other penalties provided for in this Article may not be taken as deductions in the calculation of taxable income.

          3. The Company shall not be deemed to be in default in the performance of any provision of this Agreement concerning which there is any dispute between the parties until such time as all disputes concerning such provision, including any contention that the Company is in default in the performance thereof or any dispute as to whether the Company was provided a reasonable opportunity to correct a default, have been settled as provided in Article 21.

                                     ARTICLE 21

                               SETTLEMENT OF DISPUTES


          1. The Government and the Company hereby consent to submit all disputes between the parties hereto arising, before or after termination hereof, out of this Agreement or the application hereof or the operations hereunder, including contentions that a party is in default in the performance of its obligations hereunder, for final settlement, either by conciliation, if the parties wish to seek an amicable settlement by conciliation, or to arbitration. Where the parties seek an amicable settlement of a dispute by conciliation, the conciliation shall take place in accordance with the UNCITRAL Conciliation Rules contained in resolution 35/52 adopted by the United Nations General Assembly on 4 December, 1980 and entitled "Conciliation
               Rules of the United Nations Commission on International Trade Law" as at present in force. Where the Parties arbitrate, the dispute shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules contained in resolution 31/98 adopted by the United Nations General Assembly on 15 December, 1976 and entitled "Arbitration Rules of the United Nations Commission on International Trade Law" as at present in force. The foregoing provisions of this paragraph do not apply to tax matters which are subject to the jurisdiction of Majelis Pertimbangan Pajak (The Consultative Board of Taxes). The language to be used in conciliation and arbitration proceedings shall be the English language, unless the parties otherwise agree.

          2. Before the Government or the Company institutes an arbitration proceeding under the UNCITRAL Arbitration Rules, it will use its best endeavors to resolve the dispute through consultation and use of administrative remedies; provided that the Company shall not be obligated to pursue any such remedies for more than 90 (ninety) days after it has notified the Government of an impending dispute if such remedies involve a request or application to the Government or any of its departments or instrumentalities.



          3. Conciliation or arbitration proceedings conducted pursuant to this Article shall, if appropriate arrangements can be made, be held in Jakarta, Indonesia, unless the parties agree upon another location or unless the aforesaid rules or the procedures thereunder otherwise require. The provisions of this Article shall continue in force notwithstanding the termination of this Agreement. An award pursuant to any such arbitration proceedings shall be enforceable against and binding upon the parties hereto, and shall be specifically enforceable in Indonesia, whether or not the proceedings have been held in Indonesia.

                                     ARTICLE 22

                                     TERMINATION



          1. At any time during the term of this Agreement, after having used all reasonable diligence in its endeavor to conduct its activities under this Agreement, if in the Company's opinion the Enterprise is not workable, the Company shall consult with the Department and may thereafter submit a written notice to terminate this Agreement. Such notice shall be accompanied with all relevant data and information related to the Company's activities under this Agreement which have not been previously submitted to the Department, including but not limited to documents, maps, plans, worksheets and other technical data and information. Within a period not later than 6 (six) months from the date the Company submits the notice to terminate, the Department shall by written notice to the Company either (i) confirm such termination, or (ii) specify the particular data and/or information required by this paragraph which the Company has not furnished and which the Department has determined must be furnished prior to termination of this Agreement.


               This Agreement shall terminate and the Company shall be relieved of all further obligations under this Agreement upon the earlier to occur of (a) the date of the Department's written confirmation of termination; (b) 90 (ninety) days after the date on which the Company submits to the Department the data and/or information required by the Department as provided in subsection (ii) of the preceding paragraph; or
               (c) the date which is 6 (six) months after the Company submitted its notice of termination to the Department if the Department does not give any written notice regarding termination within such 6 (six) months period.



          2. If termination occurs during the General Survey or Exploration Periods, the Company shall have a period of 6
               (six) months within which to sell, remove or otherwise dispose of its property in Indonesia and to furnish the Government with the information to be turned over to it in respect of the work which the Company has performed to the date of the giving of the aforementioned notice. Any property not so removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.


          3. If termination occurs during the Feasibility Studies Period, all property of the Company, movable and immovable, located in the Contract Area shall be offered for sale to the Government, which shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at a fair and reasonable market price from the Company payable in United States Dollars or in any currency freely convertible in Indonesia and through a bank to be agreed upon by both parties within 90 (ninety) days after acceptance by the Government of such offer. If the
               Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 6 (six) months after the expiration of such
               offer.    Any   property   not  so   sold,   removed
               or otherwise disposed of shall become the property of the Government without any compensation to the Company.

          4. If termination occurs during the Construction Period, all property of the Company, both movable and immovable, located in the Contract Area shall in the first instance be offered for sale to the Government which shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at a fair and reasonable market price from the Company payable in United States Dollars or in any currency freely convertible in Indonesia and through a bank to be agreed upon by both Parties within 90 (ninety) days after acceptance by the Government of such offer. If the Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 12 (twelve) months after the expiration of such offer. Any property not so sold, removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

          5. If termination occurs during the Operating Period, or by reason of the expiration of the term of this Agreement, all property of the Company, both movable and immovable, located in the Contract Area shall be offered for sale to the Government at cost or market value whichever is the lower, but in no event lower than the depreciated book value. The Government shall have an option, valid for 30 (thirty) days from the date of such offer, to buy all such property at the agreed value payable in United States Dollars or in any
               currency    freely    convertible    in     Indonesia
               and through a bank to be agreed upon by both Parties within 90 (ninety) days after acceptance by the Government of such offer. If the Government does not accept such offer within the said 30 (thirty) day period, the Company may sell, remove or otherwise dispose of any or all of such property during a period of 12 (twelve) months after the expiration of such offer. Any property not so sold removed or otherwise disposed of shall become the property of the Government without any compensation to the Company.

          6. It is agreed, however, that any property of the Company in Indonesia, movable or immovable, as shall at the termination of this Agreement be in use for public purposes such as roads, schools and/or hospitals, with their equipment, shall immediately become the property of the Government without any compensation to the Company; and the Company shall recognize the items referred to in paragraph
               (c) of sub-paragraph 1 of Article 24 of Law No. 11, 1967 relating to safety and the right to excavate, and paragraphs 3, 4, 5 of Article 46 of Government Regulations No. 32 of 1969.

          7. All sales, removals or disposals of the Company's property pursuant to the termination of this Agreement shall be effected according to the prevailing laws, and regulations; any gain or loss from sale or disposal as relating to the written down book value shall be determined in accordance with Article 13 of this Agreement. All values shall be based on generally accepted accounting principles.

          8. Rights and obligations which have come into effect prior to the termination of this Agreement and rights and obligations relating to transfer of currencies and properties which have not yet been completed at the time of such termination shall continue in effect for the time necessary or appropriate fully to exercise such rights and discharge such obligations. Additionally, the Company shall be granted the right to transfer abroad all or any proceeds of sale received under this Article 22 subject to the requirement of paragraph 2 of Article 15.

                                     ARTICLE 23

                             COOPERATION OF THE PARTIES



          1. The Parties to this Agreement agree that they will at all times use their best efforts to carry out the provisions of this Agreement to the end that the Enterprise may at all times be conducted with efficiency and for the optimum benefit of the Parties.

          2. The Company agrees to plan and conduct all operations under this Agreement in accordance with the standards and requirements imposed elsewhere in this Agreement for the sound and progressive development of the Mining industry in Indonesia, to give at all times full consideration to the aspirations and welfare of the people of the Republic of Indonesia and to the development of the Nation, and to cooperate with the Government in promoting the growth and development of the Indonesian economic and social structure, and subject to the provisions of this Agreement, at all times to comply with the laws and regulations of Indonesia.

          3. At any time during the term of this Agreement, upon request by either party, the Government and the Company may consult with each other:

               (a) to determine whether in the light of all relevant circumstances, the financial or other provisions of this Agreement need revision in order to ensure the continued viability of the Enterprise. Such circumstances shall include the conditions under which the mineral,
                    production   is    carried    out   such   as    the
                    size, location and overburden of mineral deposits, the quality of the mineral, the market conditions for the mineral, the prevailing purchasing power of money and the terms and conditions prevailing for comparable mineral ventures. In reaching agreement on any revision of this Agreement pursuant to this paragraph 3, both parties shall ensure that no revision of this Agreement shall prejudice the Company's ability to retain financial credibility abroad and to raise finance by borrowing internationally in a manner and on terms normal to the mining industry, and

               (b) Such consultation shall be carried out in a spirit of cooperation with due regard to the intent and objectives of the respective parties. Both parties desire to realize the success of the Enterprise for the benefit of its shareholders and the people of the Republic of Indonesia, the development of the Nation, the growth and development of the economic and social structure, the continued operation of the Company and the development of the mineral resources of the Republic of Indonesia.

          4.   The Department,  on  behalf of  the Government  agrees  that during the term of this Agreement the Government, consistent with Law No. 1 of 1967 on Foreign Capital Investment, (i) will take no action which is inconsistent with the provisions of this Agreement so as to adversely affect the conduct of the Enterprise hereunder, including, without limitation, any action of condemnation or nationalization of the Enterprise or any part thereof, and (ii) will at all times cooperate with the Company in handling all administrative actions and determinations relating to the Enterprise in the most expeditious manner consistent with orderly procedures.

                                      ARTICLE 24

                           PROMOTION OF NATIONAL INTEREST


          1. In the conduct of its activities under this Agreement the Company shall, consistent with its rights and obligations elsewhere under this Agreement, give preference to Indonesian consumers' requirements for its Products and the Company and its Affiliates and subcontractors shall, in good faith to the fullest practicable extent, utilize Indonesian manpower, services and raw materials produced from Indonesian sources and products manufactured in Indonesia to the extent such services and products are available on a competitive time, cost and quality basis, provided that in comparing prices of goods produced or manufactured in Indonesia to the price of imported goods there shall be added a premium (not in excess of twelve and a half percent) and other expenses (excluding VAT) incurred up to the time the imported goods are landed in Indonesia.

          2. The Company shall offer for sale to Indonesian Participants, on the basis of the fair market value thereof, an amount of shares which, after giving effect to such sale, directly or indirectly, will result in the Company being in compliance with the requirements of Government Regulation No. 20 of 1994 as such requirements apply from time to time to share ownership in Foreign Capital Investment Companies.

          3. If the Company requires additional equity capital for the enterprise, the Company may obtain such capital by sales to any person even though such sales may increase the proportionate ownership of the Company's capital stock by person who are not Indonesians Participants; provided that the Company shall at all times thereafter be in compliance with the requirements of Government Regulation No. 20 of 1994.

          4. In the event of an increase in the share capital of the Company, the Indonesian Participants shall be entitled to subscribe for new shares in proportion to their existing shareholding so as to give them the opportunity to maintain their existing proportionate shareholding in the Company; provided that the foregoing shall not apply to shares which the Company lists on any Indonesian stock exchange.

          5. In no event shall shares held by Indonesian Participants be treated less favorably than those held by any others.

          6. The Indonesian Participants shall be entitled to appoint members of the Board of Commissioners of the Company in proportion to their shareholding in the Company, but the Company shall not be required to increase the number of members of its Board of Commissioners beyond 10 (ten) simply to maintain absolute proportionality of the members of the Board of Commissioners appointed by the foreign participant(s) and by the Indonesian Participants.

                                     ARTICLE 25

                          REGIONAL COOPERATION IN REGARD TO

                              ADDITIONAL INFRASTRUCTURE


          1.   The  Company   shall  at  all   times  cooperate  with   the
               Government in utilizing its best efforts to plan and coordinate its activities, and proposed future projects in the Contract Area or the Project Areas in conjunction with regional development either provincial or in the villages. Living accommodation and facilities and working conditions provided by the Company for its operations shall be of a Government standard commensurate with those of good employers operating in Indonesia.

          2. In relation to the region, the Company shall endeavor to assist the Government in maximizing the economic and social benefits generated by the Enterprise in the Contract Area in respect to:

               (i) coordinating such benefits with local and regional infrastructure studies undertaken by the Government together with any benefits generated by other interested local, foreign and international public and private entities; and

               (ii) assisting and advising  the Government, when requested, in its planning of the infrastructure and regional development which the Company may deem useful to the Enterprise and to existing and future industries and activities in the area of the Enterprise.

          3. The Company shall allow the public and the Government to use any wharf and harbor installations, air strips or roads which have been constructed by the Company pursuant to this Agreement and which are located outside the Mining Areas and the related Project Areas provided that;

               (i) any such use shall be subject to such regulations and limitations as the Company will reasonably impose, and shall in no event adversely affect or interfere with the Company's operations hereunder and

               (ii) the Company  shall be entitled  to impose such  charges therefor as shall be appropriate to reflect the cost of maintaining such facilities and, with respect to any commercial use of such facilities, the capital cost thereof.

          4. The Company shall maintain and be responsible for the maintenance of all roads in the Mining Areas.

          5. All roads constructed by the Company outside the Mining Areas, to the extent used by the public, and in accordance with paragraph 1 of this Article 25, shall be public roads for the purposes of the provisions of the traffic laws and regulations which may be from time to time in effect in Indonesia. To the extent that the plans and designs for the Enterprise as approved by the Government so provide and thereafter from time to time, the Government will make such special regulations under the traffic laws as it considers necessary or desirable for the proper safety of the users of the said roads.

          6. If the Company's use of the existing public roads results in or is likely to result in significant damage or deterioration, the Company shall pay to the Government or other authority having control over the roads the cost (or an equitable proportion thereof having regard to the use of such roads by others) of preventing or making good such damages or deterioration or of upgrading to a standard necessary having regard to the increased traffic. In addition, the Government or other authority having control over any such road may require the Company to pay a maintenance user charge based upon what is fair and reasonable having regard to the continuing cost (excluding any profit to the Government or such other authority) of operation and maintenance of that road and the use of that road by others. In lieu of making such payments, the Company will have the right to elect to maintain at its own expense any such road needed by it for its operations hereunder.

          7. In the event that the Government is unable to provide adequate telecommunications facilities, the Company may, in accordance with rules and regulations from time to time in effect in Indonesia, install and operate such telecommunications facilities; provided that it shall allow the Government and the public to use such facilities on the following terms: (i) any such use shall be subject to such regulations and limitations as the Company will reasonably impose, and shall in no event adversely affect or interfere with the Company's operations hereunder and (ii) the Company shall be entitled to impose such charges therefor as will be appropriate to reflect the cost of maintaining and operating such facilities and, with respect to any commercial use of such facilities, the capital cost thereof.

          8. In the event that prior to any such installation by the Company, adequate telecommunications facilities can be provided by the Government, the Company shall be obliged to use the Government's network and pay reasonable standard charges for telecommunications services.

          9. The Company may at its own cost, in accordance with the laws and regulations from time to time in effect in Indonesia, construct and establish and develop camps or permanent facilities sufficient to service the needs of the Enterprise.

                                     ARTICLE 26

                       ENVIRONMENTAL MANAGEMENT AND PROTECTION



          1. The Company shall, in accordance with prevailing Environmental protection and natural preservation laws and regulations of Indonesia from time to time in effect, use its best efforts to conduct its operations under this Agreement so as to minimize harm to the Environment and utilize recognized modern Mining industry practices to protect natural resources against unnecessary damage, to minimize Pollution and harmful emissions into the Environment, to dispose of Waste in a manner consistent with good Waste disposal practices, and in general to provide for the health and safety of its employees and the local community. The Company shall not take any acts which may unnecessarily and unreasonably block or limit the further development of the resources of the area in which it operates.

          2.   The  Company  shall,  according  to  laws   and  regulations
               existing from time to time, install and utilize such internationally recognized modern safety devices, and shall observe such internationally recognized modern safety precautions as are provided and observed under conditions and operations comparable to those undertaken by the Company under this Agreement, including measures designed to prevent and control fires.

          3. The Company shall, in accordance with prevailing laws and regulations, include in the Feasibility Study for each Mining Area an Environmental impact study which analyzes the potential impact of its operations on land, water, air, biological resources and human settlements. The Environmental impact statement will also outline measures which the Company intends to use to mitigate adverse impacts.

                                     ARTICLE 27

                             LOCAL BUSINESS DEVELOPMENT



          1. The Company shall, to the extent reasonably and economically practicable, having regard to the nature of the particular goods and services, promote, support, encourage and lend assistance to Indonesian nationals desirous of establishing enterprises and businesses providing goods and services for the Enterprise and for the permanent settlement(s) (if any) constructed by the Company and the residents thereof, and shall generally promote, support, encourage and assist the establishment and operation of local enterprises outside any Mining Area.

          2.   The Company  shall  make  maximum  use  of  Indonesian  sub-
               contractors where services are available from them at competitive prices and of comparable standards with those obtainable from elsewhere, whether inside or outside Indonesia.

          3. Insofar as it is practicable the Company shall give first preference in its assistance hereunder to landowners in and other people originating from the area of the Enterprise.

          4. Except as otherwise agreed by the Department, the Company shall, at the commencement of the Feasibility Studies Period with respect to an Exploration Area, appoint, for such period as is reasonably necessary, a member of its staff who has had experience within Indonesia of the establishment, control and day-to-day running of enterprises controlled and run by Indonesians who shall:

               (i) identify activities related to the Enterprise including the provision of goods and services as described above which can be carried on by Indonesian nationals or local enterprises ;

               (ii) advise  and  assist  Indonesian nationals  desirous  of
                    carrying  on  those  activities   or  of   establishing
                    enterprises to do the same; and

              (iii) implement,  or assist  in  the implementation  of,  the
                    Business Development Program as hereinafter described on behalf of the Company.

               The staff member appointed for this purpose shall be a full time employee of the Company.

          5. The Company shall, directly or indirectly, provide funds for, and assist in the development of a Business and Community Development Program designed to assist Indonesian Participants in the province in which the Enterprise is located, which Program shall be submitted to the Government as part of the Company's feasibility study report as described in Annex "E".

          6. Except as otherwise agreed by the Government, the Business Development Program will make provision as far as is practicable for the following (except to the extent of activities to be carried out directly by the Company):

               (i)  enterprises  involved in the  supply and maintenance of
                    Mining  equipment  and   the  provision  of  consumable
                    supplies;

               (ii) subcontracting  to self  - employed equipment operators for road construction and maintenance;

              (iii) subcontracting of  site  preparation, construction  and maintenance of houses, Government buildings, industrial facilities and other works and buildings and facilities to be established, including concreting, welding, tank constructions, steel fabrication, plumbing, electrical work and timberwork;

               (iv) enterprises involved in town services such as  sewerage and garbage collection, treatment and disposal, passenger transport, freight carriage of consumer items and stevedoring (except in relation to the shipping of the Products of the Mine);

               (v) enterprises involved in trade stores, supermarkets, other retail outlets, canteens, restaurants, taverns, cinemas, social clubs, cleaning and laundry, and vehicle maintenance and repair facilities;

               (vi) enterprises  involved in  the  supply of  fresh fruits, vegetables, meat and fish; and

              (vii) other  activities agreed  to  by  the Company  and  the
                    Government;

          7. Except as otherwise agreed by the, Government the Business Development Program shall also include details of:

                (i) the time schedule for its implementation;
               (ii) those additional activities which could be  established by Indonesian nationals;

              (iii) those  activities  in  which  the  Company  intends  to commence operating but which will be transferred to Indonesian nationals at a later date, on a commercial basis; and

               (iv) any  facilities   by  way  of  training,  technical  or
                    financial assistance which can be made available to facilitate the smooth transition of ownership and operation to Indonesian nationals.

          8. Except as otherwise agreed by the Government, the Business Development Program shall be reviewed annually by the Company, in consultation with the Government, and may be altered by mutual consent between the Company and the Government with a view to securing the maximum benefit to Indonesian nationals and local enterprises from the operations of the Company and the carrying out of the Enterprise.

          9. Except as otherwise agreed by the Department, the Company shall consult from time to time with representatives of the Government and furnish the Government at quarterly intervals with a report concerning the following:

               (i)  the   implementation  of   the  training  and  manpower
                    aspects of the Business Development Program;

               (ii) the  implementation  of  provisions relating  to  local purchasing of supplies; and

              (iii) the implementation  of  provisions  relating  to  local business development.

          10. The Government agrees to assist the Company in securing appropriate land rights to allow the Company to accomplish the foregoing.

                                     ARTICLE 28

                              MISCELLANEOUS PROVISIONS



          1. Each of the parties agrees to execute and deliver all such further instruments, and to do and perform all such further acts and things, as shall be necessary or convenient to carry out the provisions of this Agreement.

          2. Any notice, request, waiver, consent, approval and other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or made when it shall be delivered by hand or by mail, telegram, cable or radiogram, with postage or transmission charges fully prepaid, to the party to which it is required or permitted to be given or made at such party's address hereinafter specified, or at such other addresses as such party shall have designated by notice to the party giving such notice or making such request:


               To the Government addressed to :
               The Ministry of Mines and Energy of the
               Republic of Indonesia
               c/o. The Director General of Mines
               Jalan Jenderal Gatot Subroto Kav. 49
               JAKARTA  -  INDONESIA

               To the Company at its principal office in Jakarta with one copy by airmail, telegram, telex, cable, radiogram, or facsimile with postage or transmission charges fully prepaid to:

               P.T. Irja Eastern Minerals Corporation.
               Plaza, 5th floor
               Jl.H.R.Rasuna Said Kav.X-7 No.6
               Jakarta 12940

               with a copy to:

               Eastern Mining Company, Inc.
               c/o Freeport-McMoRan Copper & Gold Inc.
               1615 Poydras Street
               New Orleans, LA  70112

               or such other address as the Company may notify from time to time.


          3. The Minister or his designee may take any action or give any consent on behalf of the Government which may be necessary or convenient under or in connection with this Agreement for its better implementation and any action so taken or consent so given shall be binding upon the Government and any instrumentality or subdivision thereof.

          4. When required by the context of this Agreement, each number (singular or plural) shall include all numbers and each gender shall include all genders. The headings appearing in this Agreement are not to be construed as interpretations of the text or provisions herof, but are intended only for convinience of reference.

          5. The terms of this Agreement (including the Annexes hereto) constitute the entire agreement between the Parties hereto and no previous communications, representations or agreements, either oral or written between the Parties hereto with respect to the subject matter therof shall vary the terms of this Agreement.

          6. Unless the context otherwise expressly requires, where reference is made in this Agreement to the laws or regulations of Indonesia such reference shall be to the laws and regulations of Indonesia generally applicable to foreign Mining companies in Indonesia in force from time to time.

          7.   Where  an   approval  or  consent   or  concurrence  of  the
               Department or the Government of Indonesia or any subdivision or instrumentality thereof is required, and where an application is made by the Company to the Government of Indonesia under this Agreement such approval or consent will not be unreasonably withheld or delayed. Furthermore, if within 3 (three) months after a written application or request, the Company has not received any objection in writing from the Government, such application or request shall be deemed to be approved or accepted.

                                     ARTICLE 29

                                 A S S I G N M E N T



          1. This Agreement may not be transferred or assigned (including for the purpose of financing) in whole or in part, without the prior written consent of the Department; provided, however that where the Department consents to a transfer or assignment, the Company shall not be relieved from any of its obligations hereunder except to the extent that the transferee or assignee shall assume such obligations.

          2. The shareholders in the Company shall not transfer shares in the Company without the prior written consent of the Department which decision will not be unreasonably withheld or delayed; provided that the written consent of the Department shall not be required in the case of:

               (a)  a transfer of shares pursuant to Article 24;

               (b)  shares listed on an Indonesian stock exchange; or

               (c) a transfer by a shareholder of all or some of its shares to Freeport-McMoRan Copper & Gold Inc. or an Affiliate thereof.

                                     ARTICLE 30

                                      FINANCING



          1. The Company shall have sole responsibility for financing the Enterprise and shall maintain sufficient capital to carry out its obligations under this Agreement. The Company may determine the extent to which the financing shall be accomplished through issuance of shares of the Company or through borrowings by the Company, provided that from the start of the Construction Period the Company shall endeavor to maintain a ratio of shareholder's capital to third party borrowings so as to reasonably assure the continuing solvency of the Company for the benefit of the Government, the lenders and the shareholders.

          2. Any long term borrowing by the Company under this Agreement shall be on such repayment terms and at such effective rates of interest (including discounts, compensating balances and other costs of obtaining such borrowings) as are reasonable and appropriate for Mining companies in circumstances then prevailing in the international money markets after complying with existing procedures for obtaining foreign loans.

          3. For the purpose of securing financing, the Company may mortgage, pledge or otherwise encumber its assets, subject to paragraph 1 of Article 29.

                                     ARTICLE 31

                                       T E R M



          1. This Agreement shall become effective on the date set out at the beginning of this Agreement.

          2. Subject to the provisions herein contained, this Agreement shall continue in force until the expiration of the last Operating Period for a Mining Area and for such additional period, if any, for which this Agreement shall be renewed or otherwise extended. The Company shall be entitled to apply for two successive ten year extensions subject to Department approval. The Department will not unreasonably withhold or delay such approval. Such application by the Company may be made at any time during the term of this Agreement, including any prior extension.

                                     ARTICLE 32

                                    GOVERNING LAW



               1. Except as otherwise expressly provided herein, this Agreement, its implementation and operation shall be governed and construed and interpreted in accordance with the laws of the Republic of Indonesia which are presently in force. This Agreement shall have the force and effect of law for both the Company and the Government.

               2. This Agreement has been drawn up in both the Indonesian and English languages and both texts are valid. In the event of any divergency between the two texts, however, the English text shall prevail and shall be considered the official text.

               In witness whereof, the Parties hereto have caused this Agreement to be duly executed as of the date appearing at the beginning of this Agreement.


                                   FOR THE GOVERNMENT OF THE
                                   REPUBLIC OF INDONESIA,


                                   By : ____________________________
                                        Minister of Mines and Energy



                                   FOR P.T. EASTERN MINING COMPANY



                                   By : ___________________________